Exhibit 2.1

Execution

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

THAYER VENTURES ACQUISITION CORPORATION,

PASSPORT MERGER SUB I INC.,

PASSPORT MERGER SUB II INC.,

PASSPORT MERGER SUB III INC.,

PASSPORT COMPANY MERGER SUB, LLC,

KPCB INVESTMENT I, INC.,

INSPIRATO GROUP, INC.,

W CAPITAL PARTNERS III IBC, INC.,

AND

INSPIRATO LLC

DATED AS OF JUNE 30, 2021

i

EXHIBITS
Exhibit A	Company A&R LLCA
Exhibit B	Form of Tax Receivable Agreement
Exhibit C	Form of Amended and Restated Registration and Stockholder Rights Agreement
Exhibit D	Form of Buyer Bylaws
Exhibit E	Form of Buyer Certificate of Incorporation
Exhibit F	Transaction Support Agreement
Exhibit G	Form of PIPE Subscription Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 30, 2021 (the “Execution Date”), by and among (i) Thayer Ventures Acquisition Corporation, a Delaware corporation (the “Buyer”), (ii) Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 1”), (iii) Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 2”), (iv) Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 3” and together with Blocker Merger Sub 1 and Blocker Merger Sub 2, the “Blocker Merger Subs”, and together with the Company Merger Sub, the “Merger Subs”), (v) KPCB Investment I, Inc., a Delaware corporation (“KPCB Blocker”), (vi) Inspirato Group, Inc., a Delaware corporation (“IVP Blocker”), (vii) W Capital Partners III IBC, Inc., a Delaware corporation (“W Capital Blocker”, and together with KPCB Blocker and the IVP Blocker, the “Blockers”), (viii) Passport Company Merger Sub, LLC a Delaware limited liability company (“Company Merger Sub”, and together with the Buyer and the Blocker Merger Subs, the “Buyer Parties”), and (ix) Inspirato LLC, a Delaware limited liability company (the “Company”). Each of the Buyer, the Blocker Merger Subs, the Blockers, the Company Merger Sub, and the Company, is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, (a) the Buyer is a blank check company incorporated to acquire one or more operating businesses through a Business Combination, (b) the Buyer has formed each of Blocker Merger Sub 1, Blocker Merger Sub 2 and Blocker Merger Sub 3 and (c) the Buyer has formed Company Merger Sub.

WHEREAS, in connection with the transactions contemplated hereby, the Buyer has entered into those certain subscription agreements (each, a “Subscription Agreement”) listed on Schedule 1.1 with the applicable investors named therein (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in the aggregate amount of one hundred million dollars ($100,000,000) in public equity in the form of Buyer Class A Common Stock (the “PIPE Investment”) on the terms and subject to the conditions set forth therein.

WHEREAS, immediately prior to the Closing, on the Closing Date, (i) the Buyer Certificate of Incorporation will be adopted and (ii) the Buyer Bylaws will be adopted by the Buyer Board.

WHEREAS, in order to effect the Business Combination contemplated hereby, KPCB Blocker will merge with and into Blocker Merger Sub 1, with Blocker Merger Sub 1 as the surviving company and wholly-owned subsidiary of the Buyer (the “KPCB Blocker Merger”), (ii) IVP Blocker will merge with and into Blocker Merger Sub 2, with Blocker Merger Sub 2 as the surviving company and wholly-owned subsidiary of the Buyer (the “IVP Blocker Merger”), and (iii) W Capital Blocker will merge with and into Blocker Merger Sub 3, with Blocker Merger Sub 3 as the surviving company and wholly-owned subsidiary of the Buyer (the “W Capital Blocker Merger”, and together with the KPCB Blocker Merger and the IVP Blocker Merger and any Non-Party Blocker Mergers (if any), the “Blocker Mergers”).

WHEREAS, in order to effect the Business Combination contemplated hereby, immediately following the Blocker Mergers, Company Merger Sub will merge with and into the Company, with the Company as the surviving company (the “Company Merger”, together with the Blocker Mergers, the “Mergers”), resulting in the Company becoming a subsidiary of the Buyer.

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of the Buyer, Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Company Merger Sub, the Company, and KPCB Blocker, IVP Blocker and W Capital Blocker have approved and declared advisable entry into this Agreement, the applicable Merger to which it is a party, and the other transactions contemplated hereby, upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable, and have determined that this Agreement, the applicable Merger to which it is party and the other transactions contemplated hereby are fair to, advisable to and in the best interest of their respective equityholders and have recommended to their respective equityholders the approval of the applicable Merger to which it is party.

WHEREAS, simultaneously with the entry into this Agreement, the Company Unitholders representing the Company Unitholder Majority, will enter into a Transaction Support Agreement with the Buyer in substantially the form attached as Exhibit F hereto (the “Transaction Support Agreement”), providing that, among other things, such Company Unitholders will vote their Company Units in favor of this Agreement, the Company Merger, and to the extent such Company Unitholder is a Blocker Owner, the applicable Blocker Merger, and the other transactions contemplated by this Agreement.

WHEREAS, prior to the Blocker Mergers, the Company LLCA shall be amended and restated in the form attached hereto as Exhibit A (the “Company A&R LLCA”) to, among other things, recapitalize the equity interests in the Company into a single class of Company Units.

WHEREAS, simultaneously with the Closing, certain Company Unitholders, Blocker Owners and the Buyer will enter into a Tax Receivable Agreement in the form attached hereto as Exhibit B (the “Tax Receivable Agreement”).

WHEREAS, simultaneously with the Closing, certain Company Unitholders, the Sponsor, the Buyer and certain other parties thereto will enter into an Amended and Restated Registration and Stockholder Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

WHEREAS, simultaneously with the entry into this Agreement, the Sponsor, the Buyer, the Company, and the other individual parties thereto entered into that certain Sponsor Side Letter dated as of the date hereof, (the “Sponsor Side Letter”).

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, the Buyer shall provide an opportunity to its shareholders to exercise their rights to participate in the Buyer Share Redemption, and on the terms and subject to the conditions and limitations, set forth herein and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining the Required Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Aggregate Exercise Price” means the aggregate amount of exercise price that would be paid to the Company in respect of the exercise in full of all Company Options immediately prior to the Effective Time in accordance with the terms of the applicable option agreement or warrant agreement, as applicable, with the Company pursuant to which such Company Options were issued.

“Allocation Schedule” means a schedule dated as of the Closing Date, prepared by the Company and in a format reasonably acceptable to the Buyer, setting forth, for each Company Equityholder and each Blocker Owner: (a) the name of such Company Equityholder or Blocker Owner, (b) (i) the number and class of Company Units held as of immediately prior to the recapitalization of the Company pursuant to the Company A&R LLCA by such Company Equityholder and (ii) the number and class of Company Units held as of immediately prior to the recapitalization of the Company pursuant to the Company A&R LLCA by each Blocker, (c) (i) for each Blocker Owner, the aggregate Per Share Blocker Merger Consideration for such Blocker Owner, (ii) for each Company New Common Unitholder, the aggregate Per Unit Unitholder Merger Consideration for such Company New Common Unitholder.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Company A&R LLCA, the Transaction Support Agreement, the Subscription Agreements, the Tax Receivable Agreement, the Sponsor Side Letter, the Registration Rights Agreement, the Permitted Equity Subscription Agreements and the documents entered in connection therewith, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and, as applicable, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010, the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, The Federal Trade Commission Act, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, and other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Automatic Renewal Laws” means all federal, state and foreign laws and regulations governing plans or arrangements in which a paid subscription or purchasing agreement is automatically renewed at the end of a definite term for a subsequent term, or in which a paid subscription or purchasing agreement continues until the consumer cancels the service, including without limitation, the federal Restore Online Shoppers’ Confidence Act, 15 U.S.C. §§ 8401-8405, Alaska Stat. § 45.45.930; Cal. Bus. & Prof. Code § 17600 et seq.; Conn. Gen. Stat. § 42-126b; D.C. Code § 28A-201 et seq.; Fla. Stat. § 501.165; Ga. Code. Ann. § 13-12-1 et seq.; Haw. Rev. Stat. § 481-9.5; 815 Ill. Comp. Stat. 601/1 et seq.; La. Stat. Ann. § 9:2716; Me. Stat. Tit. 10 § 1210-B et seq.; N.M. Code R. § 12.2.11.1 et seq.; N.Y. Gen. Bus. Law § 527 et seq.; N.C. Gen. Stat. § 75-41; N.D. Cent. Code § 51-31-01 et seq.; Or. Rev. Stat. § 646a.292 et seq.; Vt. Stat. Ann. tit. 9, § 2454a; Va. Code Ann. § 59.1-207.45 et seq.

“Available Closing Date Equity” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Buyer Share Redemptions), plus (b) the amount of PIPE Proceeds actually received by Buyer in respect of the PIPE Investment.

“Blocker Accrued Income Taxes” means the sum of an amount determined with respect to each of the Blockers equal to the aggregate excess, if any, in each jurisdiction of the current income Tax liabilities over the aggregate current income Tax assets of such Blocker with respect to such jurisdiction attributable to any Pre-Closing Tax Period. The calculation of Blocker Accrued Income Taxes shall (a) exclude any deferred Tax liabilities or deferred Tax assets, (b) not take into account the effect of any transactions taken by such Blocker outside the Ordinary Course of Business during the portion of the Closing Date after the time of Closing, and (c) be determined in accordance with Section 10.1(b).

“Blocker Disclosure Schedules” means the Disclosure Schedules delivered by the Blockers to the Buyer concurrently with the execution and delivery hereof.

“Blocker Equity Interests” means the issued and outstanding shares of capital stock or other Equity Interest in a Blocker immediately prior to the Blocker Effective Time.

“Blocker Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2(a) (Non-contravention), Section 5.3 (Capitalization), Section 5.4 (Holding Company; Ownership), Section 5.8 (Affiliate Transactions) and Section 5.9 (Brokerage).

“Blocker Indebtedness” means, without duplication, with respect to any Blocker, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Blocker (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which such Blocker assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) all obligations with respect to any unpaid and accrued bonuses and severance and deferred compensation (including deferred compensation payable as deferred purchase price), plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date), (j) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) otherwise due on or before the Closing Date that any Blocker has elected to defer pursuant to Section 2302 of the CARES Act and that are unpaid as of the Closing Date and will be due and payable after the Closing Date, (k) all Taxes (including withholding Taxes) otherwise due on or before the Closing Date deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) that are unpaid as of the Closing Date and will be due and payable after the Closing Date, (l) all Blocker Accrued Income Taxes, (m) all current and non-current Liabilities of the Blockers and any other Liabilities of the Blockers, including non-income Taxes (and taking into account any current Tax assets available to offset such non-income Taxes) and shareholder debt, (n) any amounts unpaid under the terms of any Blocker Affiliated Transaction, or related to the termination of any Blocker Affiliated Transaction, and (o) in the nature of guarantees of the obligations described in clauses (a) through (n) above. For the avoidance of doubt, Blocker Indebtedness will exclude (A) any items included in the calculation of Transaction Expenses.

“Blocker Owners” means, collectively, the stockholders of the Blockers.

“Blocker Written Consents” means, collectively, the written consents executed by the applicable Blocker Owners of each of the Blockers evidencing (a) the approval of this Agreement and the Blocker Merger to which such Blocker is a constituent party, (b) the other transactions contemplated hereby and (c) an agreement to enter into any agreements or documentation reasonably required in connection with the obligations of the Blockers pursuant to Section 8.16, in each case by a sufficient number of Blocker Owners required to approve this Agreement and such Blocker Merger pursuant to the organizational documents of such Blocker and applicable Laws.

“Business Combination” has the meaning ascribed to such term in the Buyer Governing Documents.

“Business Data” means any and all data (whether or not in a Database), including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons), whether in electronic or any other form or medium, that any Group Company Processes (whether by itself or by a third party on its behalf) via any of the IT Assets.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Buyer Board” means, at any time, the board of directors of the Buyer.

“Buyer Bylaws” means the bylaws of the Buyer in the form attached hereto as Exhibit D (with such changes as the Company and Buyer may mutually agree in writing).

“Buyer Capital Stock” means (a) prior to the filing of the Buyer Certificate of Incorporation with the Secretary of State of the State of Delaware, the Buyer Class A Common Stock, the Buyer Class B Common Stock and the Buyer Preferred Stock as authorized in the Buyer Governing Documents and (b) following the filing of the Buyer Certificate of Incorporation with the Secretary of State of the State of Delaware, the Buyer Class A Common Stock, the Buyer Class V Voting Stock and the Buyer Preferred Stock.

“Buyer Certificate of Incorporation” means the certificate of incorporation of the Buyer in the form attached hereto as Exhibit E (with such changes as the Company and Buyer may mutually agree in writing).

“Buyer Class A Common Stock” means the Class A common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share.

“Buyer Class B Common Stock” means the Class B common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share.

“Buyer Class V Voting Stock” means the Class V common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share.

“Buyer Competing Transaction” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions under which Buyer or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, equity securities or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), (b) any equity, debt or similar investment in any Buyer Party or (c) any other Business Combination with or involving the Buyer (or any Affiliate or Subsidiary of the Buyer) and any party other than the Company or the Company Equityholders.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Expense Cap” means $15,000,000.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization; Authority; Enforceability), Section 6.2(a) (Non-Contravention of Organizational Documents), Section 6.3 (Capitalization) and Section 6.6 (Brokerage).

“Buyer Governing Documents” means the certificate of incorporation and bylaws of Buyer, as in effect at such time prior to the Blocker Mergers.

“Buyer Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement, including the Mergers.

“Buyer Pro Forma Shares” means, without duplication, the aggregate number of shares of Buyer Capital Stock equal to (a) the aggregate number of shares of Buyer Class A Common Stock issued and outstanding immediately prior to the Blocker Effective Time (after giving effect to the Buyer Share Redemption, the conversion of all outstanding shares of Buyer Class B Common Stock to Buyer Class A Common Stock and the forfeiture by Sponsor of 1,500,000 shares of Buyer Capital Stock immediately prior to Closing) plus (b) the aggregate number of shares of Buyer Class A Common Stock issuable pursuant to the consummation of the transactions contemplated in the Subscription Agreements or Permitted Equity Subscription Agreements, plus (c) the aggregate number of shares of Buyer Class A Common Stock issuable in the Blocker Mergers.

“Buyer SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by the Buyer with the SEC, including the Form S-4, Additional Buyer Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Buyer Share Redemption” means the election of an eligible holder of the Buyer Class A Common Stock (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Buyer Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with, and subject to the exceptions set forth in, the applicable Buyer Governing Documents and the Trust Agreement) in connection with the Buyer Shareholder Meeting.

“Buyer Shareholder Meeting” means a special meeting of the Buyer Shareholders to vote on the Buyer Shareholder Voting Matters.

“Buyer Shareholder Voting Matters” means the Required Buyer Shareholder Voting Matters and the Other Buyer Shareholder Voting Matters.

“Buyer Shareholders” means, as of any time prior to the Blocker Mergers, the holders of the Buyer Class A Common Stock, Buyer Class B Common Stock or Buyer Preferred Stock.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.

“Cash and Cash Equivalents” means, with respect to any Person, the sum (expressed in United States dollars) of all cash and cash equivalents which are convertible within ninety (90) days (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit of such Person) as of the Measurement Time, including any security deposits and pre-paid deposits for services to be rendered; provided, that Cash and Cash Equivalents shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of the Measurement Time.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the Company LLCA.

“Company Board” means, at any time, the board of managers of the Company.

“Company Common Unitholder” means each holder of Common Units.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each Pension Agreement and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies for the benefit of any current or former director, employee or individual independent contractor who is a natural person or under or with respect to which any of the Group Companies has any Liability, but in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA or any statutory plan maintained or administered by a Governmental Entity outside of the United States.

“Company Equityholders” means all holders (other than the Blockers and Buyer) of Company Units or Company Options.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(Organization; Authority; Enforceability), Section 4.2(a) (Non-contravention of Organizational Documents), Section 4.3(a)-(e) (Capitalization), Section 4.5 (No Company Material Adverse Effect) and Section 4.13 (Brokerage).

“Company LLCA” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 9, 2020.

“Company Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements; provided, however, that none of the following will constitute a Company Material Adverse Effect, or will be considered in determining whether a Company Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Execution Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) (collectively, “Force Majeure Events”); (vii) any political or geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberattack, terrorism, military actions, civil unrest, riots, or protests (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world (collectively, “Political Conditions”); (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any consequences arising from any action (A) taken by a Party expressly required by this Agreement (other than the Group Companies’ compliance with Section 7.1(a)), (B) taken by any Group Company at the express direction of the Buyer, the Sponsor or any Affiliate thereof or (C) not taken by the Company in compliance with Section 7.1 as a result of the Buyer’s failure to consent to such action pursuant to Section 7.1; (x) announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Group Companies with employees, suppliers, customers, partners, vendors or any other third Person, (xi) any Transaction Litigation or other Proceeding threatened, made or brought by any of the current or former Company Unitholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Mergers or any other transaction contemplated by this Agreement, (xii) any action taken or refrained from being taken, in each case which the Buyer has approved, consented to or requested in writing (including via email) following the date hereof; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i),(ii), (iv) (v), (vi), (vii), (viii) and (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

“Company New Common Unitholder” means each holder of New Common Units.

“Company Option” means any option to purchase one or more Common Units issued pursuant to the Option Plan and the applicable Company Option agreement.

“Company Optionholders” mean all of the holders of Company Options.

“Company Series A-1 Unitholder” means each holder of Series A-1 Convertible Preferred Units.

“Company Series A-2 Unitholder” means each holder of Series A-2 Convertible Preferred Units.

“Company Series B Unitholder” means each holder of Series B Convertible Preferred Units.

“Company Series B-1 Unitholder” means each holder of Series B-1 Convertible Preferred Units.

“Company Series C Unitholder” means each holder of Series C Convertible Preferred Units.

“Company Series D Unitholder” means each holder of Series D Convertible Preferred Units.

“Company Series E Unitholder” means each holder of Series E Preferred Units.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Unitholder” means (a) each Company Common Unitholder, Company Series A-1 Unitholder, Company Series A-2 Unitholder, Company Series B Unitholder, Company Series B-1 Unitholder, Company Series C Unitholder, Company Series D Unitholder and Company Series E Unitholder, or (b) following the recapitalization of the Company pursuant to the Company A&R LLCA, each Company New Common Unitholder.

“Company Unitholder Majority” means the affirmative vote, of (a) at least a majority of (i) the outstanding Company Units, voting together as a single class, on an as converted to Common Units basis, (ii) the outstanding Series A-1 Convertible Preferred Units, Series A-2 Convertible Preferred Units, Series B Convertible Preferred Units, Series B-1 Convertible Preferred Units, Series C Convertible Preferred Units, Series D Convertible Preferred Units, and Series E Preferred Units, voting together as a single class, on an as converted to Common Units basis, and (iii) the outstanding Common Units, voting together as a single class, and (b) each of KCPB Investment I, Inc., Inspirato Group, Inc., W Capital Partners III, IBC, Inc. and Revolution Portico Holdings LLC.

“Company Units” means (a) the Common Units, the Series A-1 Convertible Preferred Units, the Series A-2 Convertible Preferred Units, the Series B Convertible Preferred Units, the Series B-1 Convertible Preferred Units, the Series C Convertible Preferred Units, the Series D Convertible Preferred Units and the Series E Preferred Units, or (b) following the recapitalization of the Company pursuant to the Company A&R LLCA, the New Common Units.

“Company Warrant” means any warrant to purchase one or more Company Units.

“Company Written Consent” means a written consent of the applicable Company Unitholders, constituting the Company Unitholder Majority, evidencing (a) the approval of this Agreement and the Company Merger and the transactions contemplated hereby, (b) an agreement to enter into, as applicable any agreements or documentation reasonably required in connection with the obligations of the Company pursuant to Section 8.16 or required to be delivered at Closing hereunder and (c) the adoption and approval of Company A&R LLCA.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Blocker or any Group Company, which upon consummation thereof, would result in any Blocker or any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of twenty percent (20%) or more of the assets (including Intellectual Property) or net revenues or net income of the Group Companies, taken as a whole (but excluding non-exclusive licenses of Intellectual Property or other transactions in the Ordinary Course of Business), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of twenty percent (20%) or more of the total voting power of the equity securities of the Company (excluding any such sale between or among the Group Companies or any issuance pursuant to the Option Plan or pursuant to the exercise of any Company Option), or (d) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company (except to the extent expressly permitted by the terms hereof), in all cases of clauses (a) through (d), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Company Equityholder, Blocker Owner, Blocker, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing).

“Confidential Information” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Buyer, the Company Equityholders, Blocker or any Group Company (each, a “Disclosing Party”) to any other Party (each, a “Recipient”), which in any way related or pertains to the Disclosing Party or its Affiliates; provided, however, that “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public through no fault of the Recipient or its Affiliates (other than the Disclosing Party) or representatives, (b) was properly known to the Recipient or its Affiliates (other than the Disclosing Party) or representatives, without restriction, prior to disclosure by the Disclosing Party, as shown by documentary or other reasonable evidence, (c) was properly disclosed to the Recipient or its Affiliates (other than the Disclosing Party) or representatives by another Person without restriction or (d) was independently developed by the Recipient or its Affiliates (other than the Disclosing Party) or representatives without use of or reference to the Confidential Information, as shown by documentary or other reasonable evidence.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 4, 2021, between the Buyer and the Company (as amended, supplemented or otherwise modified from time to time).

“Contract” means any written contract, agreement, license or Lease (including any amendments thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences) or any mutations thereof and/or related or associated epidemics, pandemics, or disease outbreaks.

“Databases” means any and all technical databases, technical data collections and technical data repositories of any type and in any form (and all corresponding organizational or classification structures or information), together with all intellectual property or other proprietary rights therein.

“Disclosure Schedules” means the Buyer Disclosure Schedules, the Blocker Disclosure Schedules and the Company Disclosure Schedules.

“Distributed Cash Amount” means an amount, determined by the Company prior to the Closing; provided, that the “Distributed Cash Amount” shall not be an amount greater than $5,000,000 if the sum of (a) Company’s Cash and Cash Equivalents minus (b) the Distributed Cash Amount is less than $20,000,000, without the prior written consent of Buyer.

“Equity Consideration Value” means (a) $1,070,000,000, plus (b) the aggregate amount of the Transaction Expenses incurred by the Buyer Parties in excess of the Buyer Expense Cap (excluding any expenses incurred in connection with the PIPE Investment), plus (c) the greater of (i) $0 and (ii) the amount, if any, by which (A) the Cash and Cash Equivalents of the Group Companies, minus (B) the Distributed Cash Amount, minus (C) Indebtedness of the Company (of the type described in clause (a) or clause (b) of the definition thereof) exceeds $20,000,000.

“Environmental Laws” means all Laws concerning pollution, human health or safety as relates to exposure to Hazardous Materials, the presence, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, disposal or remediation of any Hazardous Materials, or protection of the environment.

“Equity Financing Sources” means the Persons named in any Subscription Agreement or a Permitted Equity Subscription Agreement to subscribe for shares of Buyer Class A Common Stock at a price, in cash, of $10.00 per share.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, limited liability company or trust interests therein).

“Equity Merger Consideration” means (a) Equity Consideration Value, plus (b) the Aggregate Exercise Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“EWB Loan Agreement” means that certain Loan and Security Agreement, dated as of October 15, 2020 (as amended, restated, amended and restated or otherwise modified from time to time), by and among the Company and East West Bank.

“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excluded Contracts” means any Contract (i) concerning Intellectual Property that are generally available on standard, commercially reasonable terms, including licenses for open source software, (ii) that is primarily a non-disclosure or confidentiality Contract entered into in the ordinary course of business, (iii) that has expired on its terms or been terminated, (iv) concerning a non-exclusive license or other non-exclusive grant of rights to or from service providers, contractors or vendors entered into for the provision of services to the Group Companies by such Persons, in the ordinary course of business (including non-negotiated online terms of service and similar online agreements), (v) comprising a purchase order or associated standard terms and conditions for which the underlying goods or services have been delivered or received, (vi) privacy policies, and (vii) Contracts where the only material licenses to Intellectual Property are with respect to feedback, suggestions, or a party’s trademark for inclusion on customer lists or use in the provision of services.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (i)(A) the Equity Merger Consideration plus the Distributed Cash Amount divided by (B) the Reference Price, divided by (ii) the Fully Diluted Number.

“Executives” means Brent Handler, Brad Handler, David Kallery and Web Neighbor.

“Exigency Measure” means any action or omission reasonably taken or made by the Company or any of its Affiliates or its or their senior executives in good faith to protect the financial condition, or safety of the Company, any of its Affiliates, or any employee of the foregoing, or any of their business, operations, properties, or assets in response to, in preparation of, or otherwise minimize the adverse effects of any Political Condition or Force Majeure Event that is outside of the reasonable control of the Company.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, (c) a “specified foreign corporation” within the meaning of Code Section 965 or (d) a “passive foreign investment company” within the meaning of Code Section 1297.

“Form S-4” means the Registration Statement on Form S-4, including the proxy statement/prospectus contained therein, to be filed with the SEC by the Buyer in connection with the Buyer Shareholder Meeting, including any amendments thereto.

“Fraud” means actual and intentional common law fraud under the Laws of the State of Delaware, committed by a Party with respect to the making of the representations and warranties set forth in Article IV, Article V or Article VI, as applicable, with the actual knowledge that such representation or warranty was false when made. Under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Fully Diluted Number” means the total number of Company Units outstanding as of immediately prior to the Blocker Effective Time, and after giving effect to the Company A&R LLCA, determined on a fully-diluted, as-if exercised basis and assuming the exercise (as applicable) and settlement of all Company Options, whether or not exercised, exercisable, settled, eligible for settlement or vested and after giving effect to the repurchase by the Company of outstanding Company Units, as set forth in Section 7.1 of the Company Disclosure Schedules.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws as amended from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which Liability or standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise, mold, odor, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, with respect to any Person other than a Blocker, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) otherwise due on or before the Closing Date that such Person has elected to defer pursuant to Section 2302 of the CARES Act and that are unpaid as of the Closing Date and will be due and payable after the Closing Date, (j) all Taxes (including withholding Taxes) otherwise due on or before the Closing Date deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the

Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) that are unpaid as of the Closing Date and will be due and payable after the Closing Date, and (k) in the nature of guarantees of the obligations described in clauses (a) through (i) above.

“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (a) rights in inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, rights in social media accounts and rights in telephone numbers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Trademarks and Brand Elements”), (c) rights in works of authorship and copyrightable works, all copyrights and intellectual property or other proprietary rights in Databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all rights in mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secret rights and rights in confidential business information (“Trade Secret”), and (f) all other similar proprietary rights.

“Interested Party” means with respect to any Party, such Party’s respective directors, executive officers or Affiliates.

“IT Assets” means Software, systems, Databases, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned or controlled by the Group Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports with knowledge of the subject matter at hand, (b) as used in the phrase “to the Knowledge of such Blocker” or phrases of similar import means the actual knowledge of any of the officers or managing member of such Blocker, including after reasonable due inquiry and (c) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of Mark E. Farrell or Christopher Hemmeter, including after reasonable due inquiry.

“Latest Balance Sheet Date” means March 31, 2021.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“Lookback Period” means the two (2) year period ending on the Execution Date.

“Material Suppliers” means the top five (5) suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased) during the twelve (12) months ended March 31, 2021, and, for clarity, excluding suppliers of Leases.

“Measurement Time” means immediately prior to the Closing.

“Merger Sub Interests” means the limited liability company interests of Company Merger Sub.

“Minimum Cash Amount” means at least one hundred forty million dollars ($140,000,000).

“Nasdaq” means the Nasdaq Capital Market.

“New Common Units” means common units of the Company issued in accordance with the terms of the Company A&R LLCA.

“Option Plan” means the 2012 Unit Option Plan, as amended and restated and further amended from time to time.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business.

“Ordinary Course Tax Sharing Agreement” means (i) the Company LLCA (and amendments thereto) and (ii) any Tax Sharing Agreement that is a written commercial Contract entered into in the ordinary course of business of which the principal subject matter is not Tax.

“Other Buyer Shareholder Voting Matters” means (a) the adoption and approval of a proposal for the adjournment of the Buyer Shareholder Meeting, if necessary, to permit further solicitation of proxies, and (b) the adoption and approval of any other proposals that are required for the consummation of the transactions contemplated hereby that are submitted to, and require the vote of, the Buyer Shareholders in the Form S-4.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Pass-Through Income Tax” means any Tax based on or measured by the income of any Group Company and with respect to which the Company Equityholders (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Agreements” means all agreements and commitments, both of an individual and collective nature, including commitments on the basis of company practice or total commitments, under which any Group Company is obliged, either directly or through an external pensions provider (support fund, direct insurance, retirement fund, pension fund) to provide occupational pension benefits to current or former employees or their surviving dependents under the applicable Law of a jurisdiction outside of the United States.

“Permitted Equity Financing” means purchases of Buyer Class A Common Stock at on or prior to the Closing by Equity Financing Sources pursuant to Section 8.15(c).

“Permitted Equity Subscription Agreement” means a Contract executed by an Equity Financing Source pursuant to which such Equity Financing Source has agreed to purchase for cash Buyer Class A Common Stock from the Buyer on or prior to the Closing pursuant to Section 8.15(c).

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the property, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet delinquent or which are being contested in good faith through appropriate proceedings and in respect of which appropriate reserves pursuant to GAAP have been made, (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s, suppliers and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet delinquent or which are being contested in good faith and either are not material or appropriate reserves required pursuant to GAAP have been made in respect thereof, (d) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (e) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, (f) Liens arising under in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (g) Securities Liens, (h) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business and (i) those Liens set forth on Schedule 1.6.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information Processed by or on behalf of the Group Companies that is defined as “personal information,” “personal data,” or similar other term under the Privacy and Security Requirements, including any such information that relates to an identified or identifiable person, device, or household.

“Per Share Blocker Merger Consideration” means (a) a number of shares of Buyer Class A Common Stock equal to the quotient of (i) the Total Per Blocker Equity Consideration with respect to such Blocker divided by (ii) with respect to each Blocker, the number of outstanding Blocker Equity Interests of such Blocker as of immediately prior to the Blocker Effective Time, plus (b) an amount in cash equal to the quotient of (i) the Total Per Blocker Cash Consideration with respect to such Blocker divided by (ii) with respect to each Blocker, the number of outstanding Blocker Equity Interests of such Blocker as of immediately prior to the Blocker Effective Time plus (c) certain rights under the Tax Receivable Agreement.

“Per Unit Unitholder Merger Consideration” means (a) a number of New Common Units equal to the quotient of (i) (A) the Equity Merger Consideration divided by (B) the Reference Price, divided by (ii) the Fully Diluted Number plus (b) an amount in cash equal to (i) the Distributed Cash Amount divided by (ii) the Fully Diluted Number, plus (c) a number of shares of Buyer Class V Voting Stock equal to the quotient of (i) (A) the Equity Merger Consideration divided by (B) the Reference Price divided by (ii) the Fully Diluted Number plus (d) certain rights under the Tax Receivable Agreement.

“PIPE Investor” means any Person (other than the Buyer) that has executed a Subscription Agreement.

“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy and Security Requirements” means any and all of the following to the extent applicable to the Group Companies or any Processing performed on their behalf: (i) all Privacy Laws, (ii) any provisions relating to the privacy, data security, or Processing of Personal Information in Privacy Contracts, (iii) all applicable Privacy Policies, and (iv) each applicable rule, code of conduct, or other requirement of self-regulatory bodies relating to the privacy, data security, or Processing of Personal Information, (including, as applicable, the Payment Card Industry Data Security Standard and the self-regulatory requirements of the Digital Advertising Association and Network Advertising Initiative), in each case of (iv), with which any Group Company has represented compliance or is otherwise legally bound.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, and cross-border data transfer with respect to the Group Companies’ Processing of Personal Information, including, as applicable, general consumer protection Laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, or marketing by email or other channels, or online behavioral advertising.

“Privacy Policies” means all written, external-facing policies of any Group Company governing privacy, data security, or Processing of Personal Information, including, as applicable, all Group Companies’ website and mobile application privacy policies.

“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Processing” means, with respect to data or the IT Assets, the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity involving such data using the IT Assets.

“Reference Price” means $10.00.

“Registered IP” means all Intellectual Property that has been registered (or for which an application for registration has been submitted and is pending) with a Governmental Entity or, in the case of domain names, with an ICANN-accredited registrar.

“Required Buyer Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval of this Agreement and the transactions contemplated hereby, (b) the adoption and approval of the Buyer Certificate of Incorporation, (c) the adoption and approval of the issuance of shares of Buyer Class A Common Stock and Buyer Class V Common Stock to be issued in the Mergers and the PIPE Investment, as required under the rules of Nasdaq, and (d) the adoption and approval of the New Equity Plans.

“Required Vote” means the affirmative vote of 50% of the outstanding shares of Buyer Capital Stock in favor of the Required Buyer Shareholder Voting Matters.

“Sanctioned Country” means any country or region that is, or in the last five (5) years has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means any unlawful, unauthorized or accidental Processing of, unavailability of, or access to, Personal Information Processed by or on behalf of the Group Companies.

“Security Incident” means any actual or reasonably suspected instance of unlawful, unauthorized or accidental Processing of, unavailability of, or access to, IT Assets or destruction of other proprietary or confidential information Processed by or on behalf of the Group Companies.

“Section 16 Officer” means an “officer” of the Company as defined in Rule 16a-1(f) of the Exchange Act.

“Series A-1 Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series A-2 Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series B Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series B-1 Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series C Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series D Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series E Preferred Units” has the meaning set forth in the Company LLCA.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means all computer software programs, including software compilations, development tools, compilers, user interfaces, software menus, software buttons and software icons, application programming interfaces, software files, data scripts, software architecture, software algorithms, higher level or “proprietary” languages, whether in source code, object code or human readable form.

“Sponsor” means Thayer Ventures Acquisition Holdings LLC, a Delaware limited liability company.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Total Per Blocker Equity Consideration” means, with respect to each Blocker (a) a number of shares of Buyer Class A Common Stock equal to (i) the quotient of (A)(1) the sum of (w) the Equity Merger Consideration, plus (x) with respect to each Blocker, such Blocker’s Cash and Cash Equivalents (if any), minus (y) with respect to each Blocker, such Blocker’s Blocker Indebtedness, minus, (z) with respect to each Blocker, such Blocker’s unpaid Transaction Expenses, divided by (2) the Reference Price, divided by (B) the Fully Diluted Number, multiplied by (ii) the number of Company Units held by such Blocker as of immediately prior to the Blocker Effective Time, and after giving effect to the Company A&R LLCA.

“Total Per Blocker Cash Consideration” means, with respect to each Blocker (a) an amount in cash equal to the quotient of (i) the Distributed Cash Amount divided by (ii) the Fully Diluted Number, multiplied by (b) the number of Company Units held by such Blocker as of immediately prior to the Blocker Effective Time, and after giving effect to the Company A&R LLCA.

“Transaction Expenses” means, with respect to any Buyer Party, Blocker or any Group Company, to the extent not paid as of the Closing by such Buyer Parties, any Blocker, or any Group Company:

(a)    all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including the Deferred Discount, as such term is defined in the Trust Agreement), or other advisors, service providers, representatives) including brokerage fees and commissions, incurred or payable by the Buyer Parties or the Sponsor through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with Buyer’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b)    all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives), incurred or payable by the Buyer Parties, Group Companies, or the Blockers through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby;

(c)    any fees, costs and expenses incurred or payable by the Buyer Parties, the Sponsor, the Blockers or any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and any Permitted Equity Subscription Agreement and the consummation of the transactions contemplated by the Subscription Agreements and any Permitted Equity Subscription Agreement or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(d)    any amounts incurred under or in connection with any retention, severance, transaction, change in control and similar bonuses or arrangements that are owed by a Group Company, Buyer Party or any Blocker to any current or former employee or other individual service provider and that will be triggered, solely as a result of the transactions contemplated by this Agreement plus the employer portion of any payroll or other employment Taxes related thereto (including, to the extent not included in the computation of Blocker Indebtedness, all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Blocker or any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, and all payroll or other employment Taxes deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States));

(e)    all fees, costs and expenses paid or payable by the Company pursuant to the Tail Policy;

(f)    all filing fees paid or payable to a Governmental Entity in connection with any filing required to be made under the HSR Act;

(g)    all fees, costs and expenses paid or payable to the Transfer Agent;

(h)    any amounts unpaid under the terms of any Affiliated Transaction, or related to the termination of any Affiliated Transaction; and

(i)    all Transfer Taxes required to be paid by Buyer or a Group Company.

“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes (at, for purposes of clause (v) only, a “more likely than not” or higher level of comfort) that is incurred by any Group Company in connection with the transactions contemplated herein (excluding, for the avoidance of doubt, any amount (including with respect to any Transaction Expense) that is or was economically borne by the Buyer or the Sponsor or their relevant Affiliates and are subject to the Buyer Expense Cap), including (i) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by any Group Company on or around the Closing Date; (ii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Indebtedness of the Company by (or for the benefit of) the Group Companies on or prior to the Closing Date; (iii) payments made as a result of the exercise or payment for cancellation of Company Options on or around the Closing Date; (iv) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (i) or (iii) of this definition paid by any Group Company on or prior to the Closing Date; and (v) the payment of any other Transaction Expenses not included in clauses (i) through (iv). If the Company Merger is a transaction described in Treasury Regulations Section 1.263-5(e)(3), the amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by the Buyer pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 10, 2020, by and between the Buyer and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, or hardware.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 10, 2020, between the Buyer and Continental Stock Transfer & Trust Company, a New York corporation.

“Willful Breach” means a material and intentional breach of any covenant set forth this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the actual knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Section 1.2    Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
ACA	Section 4.15(c)
Additional Buyer Filings	Section 8.10(f)
Affiliated Transactions	Section 4.19
Agreement	Preamble
Allocation	Section 4.19
Audited Financial Statements	Section 4.4(a)(i)
Blocker Affiliated Transactions	Section 5.8
Blocker Bring-Down Certificate	Section 11.2(b)(iii)
Blocker Certificates of Merger	Section 2.2(b)
Blocker Dissenting Shareholders	Section 3.6
Blocker Dissenting Shares	Section 3.6
Blocker Effective Time	Section 2.2(b)
Blocker Letter of Transmittal	Section 3.5(a)
Blocker Merger Closing	Section 2.2(a)
Blocker Merger Sub 1	Preamble
Blocker Merger Sub 2	Preamble
Blocker Merger Sub 3	Preamble
Blocker Merger Subs	Preamble
Blocker Mergers	Recitals
Blockers	Preamble
Buyer	Preamble
Buyer Balance Sheet	Section 6.10(c)
Buyer Bring-Down Certificate	Section 11.3(d)
Buyer Contribution Amount	Section 2.4(c)
Buyer Parties	Preamble
Buyer Preferred Stock	Section 6.3(a)
Buyer Public Securities	Section 6.9
Buyer SEC Documents	Section 6.8(a)
Buyer Warrants	Section 6.3(a)
Cancelled Equity Interests	Section 3.1(d)
CBA	Section 4.9(a)(i)
Certificates of Merger	Section 2.2(c)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Form 8-K	Section 8.10(g)
Closing Press Release	Section 8.10(g)
Company	Preamble
Company A&R LLCA	Recitals

Company Bring-Down Certificate	Section 11.2(a)(iv)
Company Certificate of Merger	Section 2.2(c)
Company Merger	Recitals
Company Merger Closing	Section 2.1(a)
Company Merger Sub	Preamble
Company Unitholder Letter of Transmittal	Section 4.3(a)
Competing Buyer	Section 8.21(a)
Data Room	Section 13.5
Delaware Corporation	Section 8.22
DGCL	Recitals
DLLCA	Recitals
D&O Provisions	Section 8.13(a)
Effective Time	Section 2.2(c)
EIP	Section 8.3(c)
Environmental Permits	Section 4.18
ESPP	Section 8.4(b)
Estimated Blocker Closing Statement	Section 3.2(c)
Estimated Company Closing Statement	Section 3.2(a)
Execution Date	Preamble
Failed Blocker Merger	Section 2.2(a)
Financial Statements	Section 4.4(a)
Foreign Plan	Section 4.15(e)
Group Company Processor	Section 4.10(h)
Indemnified Persons	Section 8.13(a)
Insurance Policies	Section 4.16
Intended Tax Treatment	Section 10.1(e)
Internal Controls	Section 4.4(c)
IRS	Section 4.15(a)
IVP Blocker	Preamble
IVP Blocker Merger	Preamble
JOBS Act	Section 8.3(b)
KPCB Blocker	Preamble
KPCB Blocker Merger	Recitals
Material Contract	Section 4.9(b)
Mergers	Recitals
Merger Subs	Preamble
New Equity Plans	Section 8.4(b)
Outside Date	Section 12.1(c)
Parties	Preamble
Party	Preamble
PCAOB Financial Statements	Section 8.10(h)
Permits	Section 4.17(b)
Permitted Equity Financing Proceeds	Section 8.15(b)(i)
PIPE Investment	Recitals
PIPE Investors	Recitals
Pre-Closing Period	Section 7.1
Premium Cap	Section 8.13(b)(ii)
Recipient	Section 1.1
Registration Rights Agreement	Recitals
Rollover Option	Section 3.1(c)(iii)
Rollover Warrant	Section 3.1(c)(iv)
Sale	Section 10.1(e)
Signing Form 8-K	Section 8.10(b)
Signing Press Release	Section 8.10(b)
Sponsor Side Letter	Recitals
Standard Form Agreements	Section 4.10(d)

Subscription Agreements	Recitals
Surviving Company	Section 2.1(e)
Surviving IVP Merger Sub	Section 2.1(b)
Surviving KPCB Merger Sub	Section 2.1(a)
Surviving Merger Subs	Section 2.1(c)
Surviving W Capital Merger Sub	Section 2.1(c)
Tail Policy	Section 8.13(b)(ii)
Tax Positions	Section 10.1(g)
Tax Receivable Agreement	Recitals
Trade Controls	Section 4.20(a)
Transaction Litigation	Section 8.20
Transaction Support Agreement	Recitals
Trust Amount	Section 6.7
Trust Distributions	Section 13.9
Unaudited Balance Sheet	Section 4.4(a)(ii)
Unaudited Financial Statements	Section 4.4(a)(ii)
Unitholder Materials	Section 3.5(b)
W Capital Blocker	Recitals
W Capital Blocker Merger	Recitals

ARTICLE II

THE MERGERS; CLOSING

Section 2.1    Closing Transactions; Mergers.

(a)    The KPCB Blocker Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time, KPCB Blocker shall be merged with an into Blocker Merger Sub 1. As a result of the KPCB Blocker Merger, the separate corporate existence of KPCB Blocker shall cease, and Blocker Merger Sub 1 shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving KPCB Merger Sub”).

(b)    The IVP Blocker Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time, IVP Blocker shall be merged with and into Blocker Merger Sub 2. As a result of the IVP Blocker Merger, the separate corporate existence of IVP Blocker shall cease, and Blocker Merger Sub 2 shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving IVP Merger Sub”).

(c)    The W Capital Blocker Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time, W Capital Blocker shall be merged with and into Blocker Merger Sub 3. As a result of the W Capital Blocker Merger, the separate corporate existence of W Capital Blocker shall cease, and Blocker Merger Sub 3 shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving W Capital Merger Sub” and together with the Surviving KPCB Merger Sub and the Surviving IVP Merger Sub, the “Surviving Merger Subs”).

(d)    The Non-Party Blocker Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time, each Non-Party Blocker that, with the consent of the Company, delivers a joinder to this Agreement pursuant to Section 8.23 (if any) shall be merged with and into a Non-Party Blocker Merger Sub (each, a “Non-Party Blocker Merger”). As a result of the Non-Party Blocker Merger (if any), the separate corporate existence of the Non-Party Blocker shall cease, and the Non-Party Blocker Merger Sub shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer.

(e)    The Company Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the DLLCA, at the Effective Time, and immediately after the Blocker Mergers and the Non-Party Blocker Mergers, if any, Company Merger Sub shall be merged with and into the Company. As a result of the Company Merger, the separate corporate existence of Company Merger Sub shall cease, and the Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Company”).

Section 2.2    Closing; Effective Time.

(a)    The closing of the Blocker Mergers (“Blocker Merger Closing”), and the closing of the Company Merger (the “Company Merger Closing”) and the closing of the other transactions contemplated by this Agreement (together with the Blocker Merger Closing, and the Company Merger Closing, the “Closing”) shall take place electronically, by exchange of signature pages by email or other electronic transmission, as promptly as reasonably practicable, but in no event later than at 9:00 a.m. Eastern Time on the third (3rd) Business Day after the conditions set forth in Section 11.1(a), Section 11.2(a), and Section 11.3 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at, such other date and time as the Parties mutually agree in writing (the date upon which the Closing actually occurs, the “Closing Date”). Notwithstanding anything in this Agreement to the contrary, in the event that the conditions to closing of any Blocker Merger set forth in Section 11.1(b) or Section 11.2(b) are not satisfied or waived, if the applicable Non-Party Blocker is not a Delaware Corporation as of the immediately prior to the Blocker Effective Time, or if such Blocker Merger cannot otherwise be consummated, the Parties will not consummate such Blocker Merger (any such unconsummated Blocker Merger, a “Failed Blocker Merger”) and such Blocker will be treated as a Company Equityholder for all purposes under this Agreement. For the avoidance of doubt, no Failed Blocker Merger shall relieve the Parties of the obligation to consummate the Blocker Merger Closing with respect to all other Blocker Mergers or the Company Merger Closing, in each case, pursuant to the terms of this Agreement.

(b)    On the Closing Date, the Parties shall cause the Blocker Mergers to be consummated by filing certificates of merger (the “Blocker Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filings, or, if another date and time is specified in such filings, such specified date and time, being the “Blocker Effective Time”).

(c)    On the Closing Date, and immediately after the Blocker Effective Time, the Parties shall cause the Company Merger to be consummated by filing a certificate of merger (the “Company Certificate of Merger”, and together with the Blocker Certificates of Merger the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA, as applicable (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3    Effects of the Mergers.

(a)    At the Blocker Effective Time, the effect of the KPCB Blocker Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of KPCB Blocker and Blocker Merger Sub 1 shall vest in the Surviving KPCB Merger Sub, and all debts, liabilities, duties and obligations of KPCB Blocker and Blocker Merger Sub 1 shall become the debts, liabilities, duties and obligations of the Surviving KPCB Merger Sub.

(b)    At the Blocker Effective Time, the effect of the IVP Blocker Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of IVP Blocker and Blocker Merger Sub 2 shall vest in the Surviving IVP Merger Sub, and all debts, liabilities, duties and obligations of IVP Blocker and Blocker Merger Sub 2 shall become the debts, liabilities, duties and obligations of the Surviving IVP Merger Sub.

(c)    At the Blocker Effective Time, the effect of the W Capital Blocker Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of W Capital Blocker and Blocker Merger Sub 3 shall vest in the Surviving W Capital Merger Sub, and all debts, liabilities, duties and obligations of W Capital Blocker and Blocker Merger Sub 3 shall become the debts, liabilities, duties and obligations of the Surviving W Capital Merger Sub.

(d)    At the Blocker Effective Time, the effect of each Non-Party Blocker Merger (if any) shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the applicable Non-Party Blocker and Non-Party Blocker Merger Sub shall vest in the surviving Non-Party Blocker Merger Sub, and all debts, liabilities, duties and obligations of such Non-Party Blocker and Non-Party Blocker Merger Sub shall become the debts, liabilities, duties and obligations of the surviving Non-Party Blocker Merger Sub.

(e)    At the Effective Time, the effect of the Company Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, and powers of the Company and Company Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Company Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company.

Section 2.4    Governing Documents; Contribution.

(a)    At the Blocker Effective Time, the certificates of incorporation and bylaws of Merger Sub 1, Merger Sub 2 and Merger Sub 3, as in effect immediately prior to the Blocker Effective Time shall, in accordance with the DGCL and applicable Law, become the certificate of incorporation and bylaws of the Surviving KPCB Merger Sub, Surviving IVP Merger Sub and Surviving W Capital Merger Sub, respectively.

(b)    Prior to the Blocker Effective Time, the Company LLCA shall be amended and restated in substantially the form as the Company A&R LLCA to, among other things, reflect the Company Merger, including the conversion of Company Units set forth in Section 3.1(c), as set forth in the Company A&R LLCA. For the avoidance of doubt, the Company A&R LLCA shall reflect that as of immediately following the Effective Time, the Buyer holds, directly and indirectly through the Surviving Merger Subs, a number of New Common Units equal to the number of Buyer Pro Forma Shares.

(c)    Effective as of immediately following the Blocker Effective Time and immediately prior to the consummation of the Company Merger, Buyer hereby contributes to Company Merger Sub, as a capital contribution, all rights, title and interest it or any of its Subsidiaries may have in any assets, including the right to receive the proceeds from the PIPE Investment and any funds contained in the Trust Account, but notwithstanding the foregoing, excluding (i) Equity Interests in the Surviving Merger Subs (and New Common Units held by such Surviving Merger Subs) and (ii) cash necessary to pay the cash portion of Per Unit Unitholder Merger Consideration (such contributed amount, the “Buyer Contribution Amount”), such that following the consummation of the Company Merger all such assets shall be held by the Company. Buyer shall take all actions necessary to effectuate such contribution.

Section 2.5    Directors and Officers.

(a)    At the Blocker Effective Time, (i) the directors of Merger Sub 1, Merger Sub 2, and Merger Sub 3 prior to the Blocker Effective Time shall be the initial directors of the Surviving KPCB Merger Sub, Surviving IVP Merger Sub, and Surviving W Capital Merger Sub, each to serve in accordance with the Governing Documents of the Surviving KPCB Merger Sub, Surviving IVP Merger Sub, and Surviving W Capital Merger Sub, as applicable and (ii) the officers of Merger Sub 1, Merger Sub 2 and Merger Sub 3 immediately prior to the Blocker Effective Time shall be the initial officers of the Surviving KPCB Merger Sub, Surviving IVP Merger Sub, and Surviving W Capital Merger Sub, respectively, each to hold office in accordance with the Governing Documents of the Surviving KPCB Merger Sub, Surviving IVP Merger Sub, and Surviving W Capital Merger Sub.

(b)    Effective as of immediately following the Effective Time, Buyer shall cause (i) the board of directors of Buyer to be composed as set forth in the Amended and Restated Registration Rights and Stockholders Agreement, to serve in accordance with the Governing Documents of the Buyer, and (ii) such board of directors of the Buyer to appoint the officers of the Buyer to be effective from and after the Closing, to serve in accordance with the Governing Documents of the Buyer.

(c)    Effective as of immediately following the Effective Time, the Buyer (through the Buyer’s board of directors) shall appoint the officers of the Surviving Company, to be effective from and after the Closing, each to hold office in accordance with the Company A&R LLCA. The Surviving Company shall be managed by a managing member, with Buyer to initially serve as the sole managing member, and in connection with the amendment and restatement of the Company LLCA, the Buyer shall be admitted as a member and appointed as the managing member of the Company pursuant to the terms of the Company A&R LLCA.

ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION; CLOSING DELIVERIES

Section 3.1    Conversion of Securities.

(a)    The Blocker Mergers.

(i)    Blocker Merger Sub Interests. At the Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party, each share of capital stock of each Blocker Merger Sub that is issued and outstanding immediately prior to the Blocker Effective Time shall be canceled and cease to exist and shall be converted into one validly issued, fully paid and non-assessable share of common stock of applicable Surviving Merger Sub, respectively, and shall constitute the total amount of issued and outstanding shares of applicable Surviving Merger Sub, respectively, as of immediately following the Blocker Effective Time. After the Blocker Mergers, the Buyer shall own all of the issued and outstanding shares of capital stock of each Surviving Merger Sub.

(ii)    Blocker Equity Interests. At the Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party, each Equity Interest of each Blocker that is issued and outstanding immediately prior to the Blocker Effective Time (other than Cancelled Equity Interests and Blocker Dissenting Shares) shall, at the Blocker Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive the Per Share Blocker Merger Consideration. No holder of Blocker Equity Interests, when so converted pursuant to this Section 3.1(a)(ii), shall have any further rights with respect thereto.

(b)    [Reserved].

(c)    The Company Merger.

(i)    Company Merger Sub Interests. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all of the Merger Sub Interests shall, at the Effective Time, be canceled and cease to exist and shall be converted into the right to receive a number of New Common Units in the Surviving Company equal to the number of Buyer Pro Forma Shares (excluding for this purpose the number of New Common Units indirectly held by Buyer through the Surviving Merger Subs).

(ii)    Company Units. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party, each Company Unit that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Equity Interests, or Company Units held by Buyer, or Buyer’s Subsidiaries or other Affiliates of Buyer (including the surviving entity of any Blocker Merger or Non-Party Blocker Merger (each, a “Surviving Merger Sub”)) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive the Per Unit Unitholder Merger Consideration. No holder of Company Units, when so converted pursuant to this Section 3.1(c)(ii), shall have any further rights with respect thereto.

(iii)     Company Options. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all the Company Options that are issued and outstanding immediately prior to the Effective Time shall automatically, at the Effective Time, without any action on the part of the holder thereof, be converted into an option to acquire a number of shares of Buyer Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.1(c)(iii) (each such converted option, a

“Rollover Option”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Option as of immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the transactions contemplated by this Agreement. Accordingly, effective as of the Effective Time: (A) each such Rollover Option shall be exercisable solely for shares of Buyer Class A Common Stock; (B) the number of shares of Buyer Class A Common Stock subject to each Rollover Option shall be determined by multiplying (1) the number of New Common Units subject to the corresponding Company Option as of immediately prior to the Effective Time (and following the recapitalization of the Company pursuant to the Company A&R LLCA) by (2) the Exchange Ratio, and then rounding the resulting number down to the nearest whole number of shares of Buyer Class A Common Stock; and (C) the per share exercise price for the Buyer Class A Common Stock issuable upon exercise of such Rollover Option shall be determined by dividing (1) the per unit exercise price of the Company Option as in effect as of immediately prior to the Effective Time, by (2) the Exchange Ratio, and then rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing, the conversions described in this Section 3.1(c)(iii) will be subject to such modifications, if any, as are required to cause the conversions to be made in a manner consistent with the requirements of Section 409A of the Code.

(iv)    Transfer Restrictions. Any Equity Interests issued hereunder as Equity Merger Consideration hereunder shall bear a restrictive legend that prohibits transfers of such Equity Interests in a manner that would be inconsistent with the Buyer Bylaws.

(d)    Equity Interests Held in Treasury or Owned. (i) At the Blocker Effective Time, any shares of capital stock or other Equity Interests of a Blocker held in the treasury of such Blocker or owned by such Blocker immediately prior to the Blocker Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto and (ii) at the Effective Time, any Company Units held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (any such shares of capital stock or other Equity Interests or such Company Units contemplated by clauses (i) and (ii), “Cancelled Equity Interests”).

(e)    Amendment to Company LLCA. In connection with the Company Merger, the Company shall cause Buyer to be admitted as a member of the Company and appoint the Buyer as the managing member of the Company pursuant to the Company A&R LLCA.

(f)    Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing any fractional share of Buyer Class A Common Stock, Buyer Class V Voting Stock or New Common Units shall be issued in exchange for Blocker Equity Interests, or Company Units or Company Units underlying Company Options and no cash or other consideration will be paid in respect of such fractional shares. For purposes of calculating the aggregate number of shares of Buyer Class A Common Stock, Buyer Class V Voting Stock and New Common Units to be issued in exchange for Blocker Equity Interests or Company Units pursuant to the terms of Section 3.1(a)(ii) and Section 3.1(c)(ii), as applicable, all Company Units or Blocker Equity Interests held by the applicable holder shall be aggregated, and the Per Share Blocker Merger Consideration or Per Unit Unitholder Merger Consideration, as applicable, shall be applied to that aggregate number of Company Units or Blocker Equity Interests, as applicable, held by such holder, and not on a share-by-share or unit-by-unit basis, and the number of shares of Buyer Class A Common Stock, Buyer Class V Voting Stock and New Common Units to be issued shall be rounded down to the nearest whole share or unit, as applicable.

Section 3.2    Determination of Merger Consideration.

(a)    No later than three (3) Business Days prior to the Closing, the Company shall deliver to the Buyer: (i) a good faith estimate of the Per Share Blocker Merger Consideration and the Per Unit Unitholder Merger Consideration, and each component and subcomponent thereof, including the Distributed Cash Amount, and (ii) the Allocation Schedule as a schedule thereto ((i) and (ii) together, the “Estimated Company Closing Statement”). Following delivery of the Estimated Company Closing Statement, the Company will provide the Buyer, its accountants and other representatives with a reasonable opportunity to review the Estimated Company Closing Statement and the Company shall consider in good faith the Buyer’s, its accountants’ and its other representatives’ reasonable comments thereto (or to any component thereof). The Blocker Owners and the Company Equityholders hereby acknowledge and agree that the Buyer may rely upon the Allocation Schedule, and in no event will the Buyer or any of its Affiliates (including the Surviving Company) have any liability to any Blocker Owner, Company Equityholder or other Person with respect to the allocation of the Per Share Blocker Merger Consideration and the Per Unit Unitholder Merger payable under this Agreement or pursuant to the Mergers or on account of payments made in accordance with the terms hereof as set forth in the Allocation Schedule; provided, however, that in no event shall the amounts set forth on the Allocation Schedule result in, or require the Buyer to issue or pay hereunder, an amount greater than the Equity Merger Consideration.

(b)    No later than three (3) Business Days prior to the Closing, the Buyer shall deliver to the Company a reasonably detailed calculation of the Transaction Expenses incurred by Buyer, including each subcomponent thereof, and reasonably detailed supporting documentation.

(c)    No later than three (3) Business Days prior to the Closing, each Blocker shall deliver to the Company and Buyer a reasonably detailed calculation of the Transaction Expenses incurred by such Blocker, the amount of Blocker Indebtedness and the number of outstanding Blocker Equity Interests as of immediately prior to the Blocker Effective Time (the “Estimated Blocker Closing Statement”), including each subcomponent thereof, and reasonably detailed supporting documentation and a certification, duly executed by an authorized officer of such Blocker, that, to his or her knowledge and solely in his or her capacity as an officer of such Blocker, the information and calculations in the Estimated Blocker Closing Statement is, and will be as of immediately prior to the Effective Time, (i) to his or her knowledge, true and correct in all respects, and (ii) in accordance with the applicable provisions of this Agreement. Each Blocker will review any comments to the applicable Estimated Blocker Closing Statement provided by the Company, Buyer or any of their representatives and consider in good faith any reasonable comments proposed by the Company or any of its representatives.

Section 3.3    Transaction Expenses. Reasonably promptly following the Closing, upon receipt of wire instructions for each such payee, Buyer shall pay, or cause the Surviving Company to pay, or cause to be paid, by wire transfer of immediately available funds, all unpaid amounts payable in respect of Transaction Expenses of the type set forth in clauses (a)-(c) and (e) of the definition thereof.

Section 3.4    Treatment of Options. Prior to the Closing, the Company shall take the appropriate actions pursuant to the Option Plan (and the underlying option agreements) that are necessary to give effect to the provisions of Section 3.1(c)(iii) with respect to Company Options.

Section 3.5    Exchange Procedures for Blocker Owners and Company Unitholders.

(a)    Payment Procedures. At least seven (7) Business Days prior to the Closing, Buyer shall cause the Transfer Agent to mail or otherwise deliver, to (i) each Blocker Owner, a letter of transmittal in the form as may be reasonably agreed to among the Company, the Buyer and the Transfer Agent prior to the Closing (the “Blocker Letter of Transmittal”), together with the Unitholder Materials, and (ii) each Company Unitholder, a letter of transmittal substantially in the form reasonably agreed to among the Company, the Buyer and the Transfer Agent prior to the Closing (the “Company Unitholder Letter of Transmittal”), together with the Unitholder Materials. No Blocker Owner or Company Unitholder shall be entitled to receive its Per Share Blocker Merger Consideration or Per Unit Unitholder Merger Consideration as applicable, until such Person delivers a duly executed and completed Blocker Letter of Transmittal or Company Unitholder Letter of Transmittal, as applicable, and IRS Form W-9 or appropriate version of IRS Form W-8 to the Transfer Agent or the Company, as applicable. Upon delivery of such duly executed Blocker Letter of Transmittal or Company Unitholder Letter of Transmittal, and IRS Form W-9 or appropriate version of IRS Form W-8, to the Transfer Agent or the Company, as applicable, such Blocker Owner, or Company Unitholder shall be entitled to receive, subject to the terms and conditions hereof, as applicable, (x) the Per Share Blocker Merger Consideration in respect of its Equity Interest which shall be referenced in such Blocker Letter of Transmittal, or (y) the Per Unit Unitholder Merger Consideration in respect of his, her or its Company Units which shall be referenced in such Company Unitholder Letter of Transmittal. Until surrendered as contemplated by this Section 3.5(a), each Blocker Equity Interest and Company Unit shall be deemed at all times after the Effective Time to represent only the right to receive, upon such surrender, the Per Share Blocker Merger Consideration or Per Unit Unitholder Merger Consideration, respectively, to which such Blocker Owner or Company Unitholder is entitled pursuant to this Article III.

(b)    Company Unitholder Materials. Prior to the Closing, the Company shall request in writing that (i) the parties set forth in the Registration Rights Agreement deliver, or cause to be delivered, not less than five (5) Business Days prior to the Closing Date, duly executed counterparts to the Registration Rights Agreement, (ii) each Company Unitholder and Blocker Owner deliver, or cause to be delivered, not less than five (5) Business Days prior to the Closing Date, duly executed counterparts to the Tax Receivable Agreement, and (iii) to each Company Unitholder deliver or cause to be delivered, a duly executed accredited investor questionnaire (such materials described in clauses (i), (ii) and (iii) collectively, the “Unitholder Materials”). The Company and the Blockers shall use their commercially reasonable efforts to cause such Unitholder Materials to be timely delivered to the Buyer in accordance with the immediately preceding sentence.

(c)    Delivery of Consideration. Promptly, and in any event, within four (4) Business Days after the later to occur of (A) the Closing and (B) the Transfer Agent’s receipt of a Blocker Letter of Transmittal or Company Unitholder Letter of Transmittal and IRS Form W-9 or appropriate version of IRS Form W-8, as applicable, from such Blocker Owner or Company Unitholder, the Transfer Agent shall deliver to each Blocker Owner and Company Unitholder immediately prior to the Blocker Effective Time and Effective Time, respectively, evidence of book-entry shares representing the number of whole shares of Buyer Class A Common Stock and Buyer Class V Voting Stock to which such Blocker Owner or Company Unitholder is entitled to, as applicable, pursuant to Section 3.1(a)(ii) and Section 3.1(c)(ii), respectively and (C) cause the Transfer Agent to pay an amount in cash equal to (1) the amount such Blocker Owner or Company Unitholder is entitled to pursuant to Section 3.1(a)(ii) and Section 3.1(c)(ii), respectively, subject to Section 3.10.

Section 3.6    Blocker Dissenting Shares. Notwithstanding anything to the contrary herein, any Equity Interests in any Blocker for which a Blocker Owner (a) has not voted in favor of the applicable Blocker Merger or consented to it in writing and (b) has demanded the appraisal of such Equity Interests in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, such shareholders, the “Blocker Dissenting Shareholders”, and such shares, the “Blocker Dissenting Shares”) shall not be converted into the right to receive the Per Share Blocker Merger Consideration pursuant to Section 3.1(a)(ii). From and after the Effective Time, (i) the Blocker Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Blocker Dissenting Shareholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of Buyer, the Surviving Company or any of its Affiliates; provided, that if any Blocker Dissenting Shareholder effectively withdraws or loses such appraisal rights (whether through failure to perfect such appraisal rights or otherwise), then the Blocker Dissenting Shares held by such Blocker Dissenting Shareholder (A) shall no longer be deemed to be Blocker Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Blocker Effective Time into the right to receive the Per Share Blocker Merger Consideration pursuant to Section 3.1(a)(ii) upon delivery of a properly completed and duly executed Blocker Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Blocker Letter of Transmittal) and the surrender of the applicable documents and other deliverables, including the Unitholder Materials. Each Blocker Dissenting Shareholder who becomes entitled to payment for his, her or its Blocker Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Buyer in accordance with the DGCL. Each Blocker shall give the Company and Buyer prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Blocker relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and the Company shall have the right to control all negotiations and proceedings with respect to all such demands Buyer shall, at its sole cost and expense, have the opportunity to participate in, but not control, all negotiations and proceedings with respect to all such demands. No Blocker shall, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.

Section 3.7    Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a)    to each Company Unitholder other than Buyer, (i) the New Common Units issuable to such Company Unitholder pursuant to the Company Merger as provided in Section 3.1(c), which New Common Units shall not be certificated but the issuance thereof shall be recorded in, or in the manner specified in, the Company A&R LLCA;

(b)    to the Buyer, a number of New Common Units equal to the number of Buyer Pro Forma Shares as provided in Section 2.4(b) (excluding for this purpose the number of New Common Units indirectly held by Buyer through the Surviving Merger Subs);

(c)    to the Buyer, duly executed counterparts of the Tax Receivable Agreement, executed by each Company Unitholder that has provided the Unitholder Materials to the Buyer prior to Closing in accordance with Section 3.5(b);

(d)    to the Buyer, a duly executed copy of the Company Certificate of Merger;

(e)    to the Buyer, a certificate, duly executed and acknowledged by the Company, certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents; and

(f)    to the Buyer, a duly executed Company Bring-Down Certificate from an authorized Person of each of the Company.

Section 3.8    Blocker Closing Deliveries. At the Closing, each Blocker shall deliver, or shall cause to be delivered, the following:

(a)    to the Buyer, duly executed counterparts of the Registration Rights Agreement, executed by each of the Blocker Owners that have executed the Registration Rights Agreement, if any;

(b)    to the Buyer, a certificate, duly executed and acknowledged by each Blocker, in the form and substance required by the Treasury Regulations promulgated under Section 897 and Section 1445 of the Code, certifying that such Blocker is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(c)    to the Buyer, a duly executed Blocker Bring-Down Certificate from an authorized Person of each Blocker; and

(d)    to the Buyer, duly executed counterparts of the Tax Receivable Agreement, executed by each Blocker Owner that has provided a counterpart to the Tax Receivables Agreement to the Buyer prior to Closing in accordance with Section 3.5(b).

Section 3.9    Buyer Deliveries. At Closing, the Buyer shall deliver, or shall cause to be delivered, the following:

(a)    to the Company, a duly executed counterpart to each of (i) the Company A&R LLCA, (ii) the Tax Receivable Agreement, and (iii) the Registration Rights Agreement;

(b)    to the Company, a duly executed Buyer Bring-Down Certificate from an authorized Person of the Buyer; and

(c)    to the Company and each Blocker, a duly executed copy of each Blocker Certificate of Merger.

Section 3.10    Withholding and Wage Payments.

(a)    The Buyer, the Company, the Surviving Company, the Transfer Agent and their Affiliates and agents shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that, other than with respect to withholding (i) with respect to any payments in the nature of compensation, (ii) attributable to the failure of any Person to provide any Tax documents required in connection with any Letter of Transmittal pursuant to Section 3.5, or Section 3.7(e) or Section 3.8(b), or (iii) required under Section 1446(f) of the Code as a result of the payee’s failure or inability to provide an IRS Form W-9 in connection with its Letter of Transmittal or otherwise establish an exemption, prior to Closing, the Buyer will (or will cause the Transfer Agent to) prior to any deduction or withholding use commercially reasonable efforts to (A) notify the Company of any anticipated withholding, (B) consult with the Company in good faith to determine whether such deduction and withholding is required under applicable Law and (C) reasonably cooperate with the Company to minimize the amount of any such applicable withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

(b)    Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Group Company Disclosure Schedules (which shall only qualify the representations and warranties in this Article IV in the manner set forth in Section 13.13), the Company represents and warrants to the Buyer Parties as follows:

Section 4.1    Organization; Authority; Enforceability.

(a)    The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly formed or organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)    The Company is not in violation of any of its Governing Documents and no other Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than any internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(d)    The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and to execute and deliver the Ancillary Agreements to which it is or is contemplated hereby to be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Company Merger, to receiving the Company Written Consent. Other than the Company Written Consent, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions on behalf of the Company. This Agreement has been (and each of the Ancillary Agreements to which each Group Company is contemplated hereby to be a party will be) duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of each of the Group Companies, as applicable, enforceable against the Group Companies, as applicable, in accordance with their respective terms except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(e)    Each Company Subsidiary is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.2    Non-contravention. Except as set forth on Schedule 4.2, and subject to the receipt of the Company Written Consent, the filing of the Company Certificate of Merger and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Buyer Parties’ representations and warranties in Article VI, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any breach of any provision of the Governing Documents of any Group Company; (b) require any filing with, or the obtaining of any consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or material Lease or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any respect any Law, Order, or Lien applicable to any Group Company, except, in the case of clauses (b)-(e), as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 4.3    Capitalization.

(a)    Schedule 4.3(a) sets forth the Company Units (including the number and class or series (as applicable) of such Company Units) and the holders of record (including the percentage interests held thereby) thereof, in each case, as of the Execution Date. The Equity Interests set forth on Schedule 4.3(a) comprise all of the authorized Company Units that are issued and outstanding, in each case, as of the Execution Date.

(b)    As of the Execution Date, except as set forth on Schedule 4.3(a) or Schedule 4.3(b) or as provided for in this Agreement or the Company LLCA:

(i)    there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Group Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii)    the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii)    the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Company Units;

(iv)    there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Units; and

(v)    the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Documents or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Equity Interests applicable to the Company.

(c)    All of the Company Units have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Group Companies) or applicable Law.

(d)    Schedule 4.3(d) sets forth, as of the Execution Date, (i) a list of all outstanding Company Options, (ii) the name of each holder of Company Options, (iii) the exercise price of each Company Option, (iv) the total number of Company Units subject to each Company Option, and (v) the vesting schedule of each Company Option. Each Company Option has been offered, issued and delivered by the Company in compliance in all material respects with the terms and conditions of the Option Plan and applicable Law, and each Company Option’s per Company Unit exercise price is equal to or greater than the fair market value of the underlying Company Unit on the date of grant of such Company Options within the meaning of Section 409A of the Code and the Treasury Regulations and official guidance promulgated thereunder.

(e)    Schedule 4.3(e) sets forth, as of the Execution Date, (i) a list of all outstanding Profits Interests (as defined in the Company LLCA), (ii) the name of each holder of a Profits Interest, (iii) the total number Company Units subject to each Profits Interest, (iv) the vesting schedule, and (v) the applicable participation threshold or hurdle attributable to each Profits Interest. Each Profits Interest constitutes a “profits interest” as that term is used in Revenue Procedures 93-27 and 2001-43, and an election under Section 83(b) of the Code has been made with respect to each award of Profits Interests.

(f)    Schedule 4.3(f)(i) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, legal entity type, jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned) as of the Execution Date. Except as set forth on Schedule 4.3(f)(ii), all of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted equity, restricted equity unit, other equity or equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary.

Section 4.4    Financial Statements; No Undisclosed Liabilities.

(a)    Attached as Schedule 4.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)    the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2018 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”); and

(ii)    the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the three (3) month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b)    Except as set forth on Schedule 4.4(b), the Financial Statements (i) have been prepared from the books and records of the Group Companies; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material to the Group Companies, individually or in the aggregate, taken as a whole).

(c)    The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d)    The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud, whether or not material, that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.

(e)    Except as set forth on Schedule 4.4(e), no Group Company has any Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, except (i) Liabilities expressly set forth in the Audited Financial Statements or the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of Contract, infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Group Companies of their respective obligations hereunder or thereunder; (iv) for fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transactions contemplated by this Agreement; (v) executory obligations under Contracts; or (vi) Liabilities that are not and would not reasonably be expected to be material to the Group Companies, taken as a whole.

(f)    No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 4.5    No Company Material Adverse Effect. Since March 31, 2021, through the Execution Date, there has been no Company Material Adverse Effect.

Section 4.6    Absence of Certain Developments. Except as set forth on Schedule 4.6, during the period beginning on the Latest Balance Sheet Date and ending on the Execution Date, (a) each Group Company has conducted its business in the Ordinary Course of Business in all material respects and (b) no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Execution Date, require the Buyer’s consent in accordance with Section 7.1(b)(i)-(iii), (v), (vi), (vii), (viii), (x), (xi), (xv), or (xvi) (to the extent related to any of the foregoing).

Section 4.7    Real Property. Schedule 4.7 sets forth a list identifying the address of each Leased Real Property and the expiration date of the Lease for each Leased Real Property as of the Execution Date. Except as in the aggregate would not have a Company Material Adverse Effect: (i) each Lease is legal, valid, binding, enforceable against the applicable Group Company and in full force and effect; (ii) no Group Company is currently in material default under, nor has any event occurred or, to the Knowledge of the Company, does any circumstance exist that, with notice of lapse of time or both would constitute a material default by the Group Company under any Lease; (iii) to the Knowledge of the Company, material default by any counterparty to any such Lease exists; (iv) no Group Company has collaterally assigned or granted any other security interest in such Lease or any interest therein, except for Permitted Liens; (v) no consent, approval or authorization by any Person is required under such Lease in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; (vi) there does not exist any actual or, to the Knowledge of the Group Company, threatened, condemnation or eminent domain proceedings affecting any material portion Leased Real Property and (vii) to the Knowledge of the Company, all of the Leased Real Property is in good operating condition and repair in all material respects, ordinary wear and tear excepted.

Section 4.8    Tax Matters.

(a)    All income and other material Tax Returns required to be filed by or with respect to each Group Company have been filed. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has paid all income and other material Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Group Company has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each Group Company has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(b)    No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction.

(c)    There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or to the Knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. All deficiencies for income or other material Taxes asserted or assessed in writing against any Group Company have been fully paid, settled or withdrawn, and no such deficiency has been threatened or proposed in writing against any Group Company.

(d)    No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. No Group Company is the beneficiary of any extension of time (other than an automatic extension) within which to file any Tax Return not previously filed. No power of attorney with respect to any Taxes remain in force.

(e)    No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(f)    The Company is (and has been for its entire existence) properly treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 4.8(f). No election has been made (or is pending) to change any of the foregoing.

(g)    No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any Straddle Period, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax-related Legal Requirements); (iii) prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date, other than in the Ordinary Course of Business; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law. No Group Company has made an election described in Section 965(h) of the Code.

(h)    There is no Lien for Taxes on any of the assets of any Group Company, other than Liens for Taxes not yet due and payable.

(i)    No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract (other than pursuant to an Ordinary Course Tax Sharing Agreement), or by operation of Law. No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j)    Other than with respect to other U.S. states and localities, no Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization.

(k)    No holder of Company Units is a “foreign person” within the meaning of Code Section 1445 or Code Section 1446(f).

(l)    No Group Company has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

(m)    The Company and each Company Subsidiary that is treated as a partnership for U.S. federal income Tax purposes has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and each such elections will remain in effect for any taxable period that includes the Closing Date.

(n)    The prices for any property or services (or for the use of any property) provided by or to the Group Companies are arm’s length prices for purposes of all applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(o)    The Group Companies are, and have been, in compliance with the requirements for any applicable Tax holidays or incentives that have current applicability to the Group Companies.

(p)    Other than items or amounts that will be properly remitted prior to the Closing to the appropriate Taxing Authority in the Ordinary Course of Business and in accordance with applicable Law, there is no material property or obligation of any Group Company that is or may become escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar applicable Laws.

Section 4.9    Contracts.

(a)    Schedule 4.9(a) lists, as of the Execution Date, the following Contracts currently in effect to which a Group Company is a party to, and not including any Excluded Contracts:

(i)    collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ii)    Contract with any Material Supplier, excluding Leases;

(iii)    Contract with any former (to the extent of any material ongoing liability) or current directors, officers, employees or individual independent contractors who are natural persons providing for retention, transaction or change of control payments or benefits, accelerated vesting or any other payment or benefit that may or will become due, in whole or in part, in connection with the consummation of the transactions contemplated hereby;

(iv)    Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness (of the type described in clauses (a) or (b) of the definition of “Indebtedness”) or guaranteed such Indebtedness of others, in each case, having a principal or stated amount in excess of $250,000 (other than (A) intercompany loans and advances and (B) customer payment terms in the Ordinary Course of Business);

(v)    Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(vi)    license or royalty Contract to which the Group Companies are a party with respect to the use by the Group Companies of any Intellectual Property, that is material to the Group Companies, taken as a whole;

(vii)    Contract for the settlement or avoidance of any dispute regarding the ownership, use, validity or enforceability of Intellectual Property (including consent-to-use contracts) (x) with material ongoing obligations of any Group Company, or (y) that materially restricts any Group Company’s use or licensing of any Owned Intellectual Property;

(viii)    Contract providing for any Group Company to make any capital contribution to, or other investment in, any Person, that is material to the Group Companies, taken as a whole;

(ix)    joint venture or legal partnership Contract;

(x)    any agency, dealer, distribution, sales representative, remarketer, reseller, or other Contract for the distribution of Group Company products or services (other than agreements with resellers and channel partners entered into in the Ordinary Course of Business);

(xi)    Contract that limits or restricts, or purports to limit or restrict, any Group Company (or after the Closing, the Buyer or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction or (y) acquiring any product or asset or receiving services from any Person or selling any product or asset or performing services for any Person, in each case, in a manner that is or would reasonably be expected to be material to the Group Companies, taken as a whole;

(xii)    Contract that binds any Group Company to any of the following restrictions or terms that, in each case, are material to the Group Companies, taken as a whole: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for payments by any Group Company for the sharing of any revenue or cost-savings with any other Person; (x) “minimum purchase” requirement; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;

(xiii)    Contract involving the settlement, conciliation or similar agreement (A) of any Proceeding or threatened Proceeding or with any Governmental Entity since December 31, 2019 and which has a value greater than $250,000, or (B) pursuant to which any Group Company will have any material outstanding obligation after the Execution Date;

(xiv)    Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties (excluding real property) in each case, entered into or consummated after December 31, 2017, other than Contracts in the Ordinary Course of Business; and

(xv)    Contract, excluding Leases, that is material to the Group Companies, taken as a whole requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company.

(b)    Except as specifically disclosed on Schedule 4.9(b), each Contract listed on Schedule 4.9(a) (each, a “Material Contract”) is in full force and effect and is legal, valid, binding and enforceable against the applicable Group Company party thereto and against each other party thereto. The Company has delivered to, or made available for inspection by, the Buyer a complete and accurate copy of each Material Contract. With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder. During the last twelve (12) months, no Group Company has received any written, or, to the Knowledge of the Company, oral notice of material breach of or material default under any such Material Contract. No event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company, or to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last twelve (12) months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

(c)    Schedule 4.9(c) sets forth a complete and accurate list of the names of the Material Suppliers. Since December 31, 2020, (x) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Supplier.

Section 4.10    Intellectual Property.

(a)    The former and current products, services and operation of the business of the Group Companies have not infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person, except for such infringements, misappropriation, dilutions and other violations that would not reasonably be expected to be material to the Group Companies, taken as a whole. Except as set forth on Schedule 4.10(a), no Group Company has received, in the four (4) year period prior to the date hereof, any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Group Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property except for such interferences, challenges, infringements, misappropriations or violations, that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b)    Each Group Company owns, or has a valid right to use, all Intellectual Property that is used in and material to the business of such Group Company as currently conducted. Schedule 4.10(b) identifies, as of the Execution Date, each Registered IP and applications for the foregoing, in each case which is owned by or filed in the name of a Group Company. All the Intellectual Property required to be disclosed in Schedule 4.10(b) is valid and enforceable. Each Group Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens (other than Permitted Liens), and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Group Company or the business of the Group Companies. All the Owned Intellectual Property required to be disclosed in Schedule 4.10(b) that is Registered IP has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except where the applicable Group Company has made a reasonable business judgment to not pay such fees or make such filings or to permit such registrations or applications to expire, be canceled or become abandoned.

(c)    Each Group Company has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and any other material confidential information owned by such Group Company. Each Group Company has taken commercially reasonable measures to maintain and enforce quality standards and quality control with respect to its own use of, and the use of any third party authorized to use, the Group Companies’ Trademarks and Brand Elements. No current or former founder, employee, contractor or consultant of any Group Company has valid claim to ownership in any material Owned Intellectual Property. Each Person who has developed any Owned Intellectual Property that is material to the Company for any Group Company has assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company: (i) no Person is in violation of any such confidentiality or Intellectual Property assignment agreement; and (ii) no current or former employee of the Company or Group Company is in any material respect in violation of any non-competition agreement, non-solicitation agreement or restrictive covenant with a former employer or service recipient relating to the right of any such employee to be employed by or provide services to the Company or any Group Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or proprietary information of others.

(d)    The Company has made available to the Buyer a correct and complete copy of each standard form of Contract used by the Group Companies being used in connection with its business, including (as applicable) each of its unmodified standard forms of: (A) employee agreement; (B) consulting or independent contractor agreement (C) confidentiality or nondisclosure agreement; (D) customer contract (“Standard Form Agreements”).

(e)    The IT Assets are, to the Company’s Knowledge, materially sufficient for the purposes for which such IT Assets are used in current business operations of the Group Companies. The Group Companies have in place commercially reasonable disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of the IT Assets and all material Business Data stored thereon, including from unauthorized access and infection by Unauthorized Code.

(f)    Each item of Intellectual Property owned, or material Intellectual Property licensed from a third party, by the Group Companies immediately prior to the Closing will be owned or available for use by the Group Companies immediately subsequent to the Closing on identical or substantially similar terms and conditions as owned or licensed for use by the Group Companies immediately prior to the Closing, except as would not have a Company Material Adverse Effect.

(g)    Except as set forth on Schedule 4.10(f), during the Lookback Period, neither the Group Companies, nor, to the Knowledge of the Company, any Group Company Processor (defined below), have (i) experienced any Security Breaches or Security Incidents or (ii) received any written notices or written complaints from any Person regarding such a Security Breach or Security Incident, in each case of (i) and (ii), except as would not reasonably be expected to be material to the Group Companies, individually or taken as a whole. During the Lookback Period, none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including any notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity alleging any non-compliance with applicable Privacy and Security Requirements by any Group Company. During the Lookback Period, none of the Group Companies have provided, nor have been obligated to provide notice under any Privacy and Security Requirements, regarding any Security Breach or Security Incident.

(h)    Except as set forth on Schedule 4.10(h), the Group Companies are and, during the Lookback Period, have been in compliance in all material respects with all applicable Privacy and Security Requirements. Except as would not reasonably be expected to be material to the Group Companies, individually or taken as a whole, the Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to Process all Personal Information and Business Data in connection with the use and/or operation of its products, services and business in the manner such Personal Information and Business Data is accessed and used by the Group Companies. To the Knowledge of the Company, no third party that has Processed Personal Information on behalf of or through access granted by the Group Companies (each a “Group Company Processor”) has done so in violation of any Privacy and Security Requirements. Except as would not reasonably be expected to be material to the Group Companies, individually or taken as a whole, the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements. All notices and consents required by Privacy and Security Requirements for the Group Companies’ Processing of Personal Information in connection with the conduct of the business have been given or obtained in accordance in all material respects with all applicable Privacy Laws.

(i)    The Group Companies have implemented Privacy Policies, which, in all material respects, comply with and satisfy requirements of applicable Privacy and Security Requirements, and the Group Companies are in compliance in all material respects with all such Privacy Policies. Such Privacy Policies have not been inaccurate, misleading, deceptive in violation in any material respect of any of the Privacy and Security Requirements.

(j)    The Group Companies maintain, have implemented and have at all times complied in all material respects with their, written information security program that includes commercially reasonable physical, technical and administrative safeguards designed to protect the IT Assets and Personal Information in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, to provide commercially reasonable protection against Security Breaches and Security Incidents, and to comply in all material respects with all applicable Privacy and Security Requirements.

(k)    No material source code of any Group Company has been disclosed, licensed, released, escrowed, or made available to any third party, other than a contractor, consultant or developer pursuant to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that an escrow agent disclose or deliver any such source code to any third party by any Group Company. None of the Software that is Owned Intellectual Property links to or integrates with any code licensed under an “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner that, based on how the Company’s Software is used, (i) requires any public distribution of the source code of any Software that is Owned Intellectual Property or (ii) creates restrictions on any Group Company’s rights to use or license such Software except, in each case, for any such requirements or restrictions that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(l)    All Owned Intellectual Property is fully transferable, alienable and licensable by the Company or the Group Companies without restriction and without payment of any kind to any third party. Neither the execution and delivery of this Agreement nor any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, as a result of a Contract to which a Group Company is a party: (i) a loss of, or Lien on (other than Permitted Liens), any Owned Intellectual Property; (ii) any obligation for the Company or any Group Company to pay any amounts, royalties, or consideration with respect to any Intellectual Property licensed to or used by the Company or any Group Company other than fees, royalties or payments that the Company or any Group Company would otherwise have been required to pay in the absence of this Agreement or had such transactions not occurred; (iii) the release, disclosure or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, any Owned Intellectual Property, except, in each case (i) – (iv), as would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.11    Information Supplied. The information supplied or to be supplied by the Group Companies or their respective Affiliates on behalf of any of the Group Companies expressly for inclusion or incorporation by reference in the Form S-4 shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders; (d) the time of the Buyer Shareholder Meeting; or (e) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings).

Section 4.12    Litigation. Except as set forth on Schedule 4.12, since June 30, 2018, there have not been any material Proceedings or material Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of the Company, threatened against any Group Company or any of their respective properties at Law or in equity or, to the Knowledge of the Company, any director, officer or employee of any Group Company in his or her capacity as such and related to the business of the Group Companies.

Section 4.13    Brokerage. Except as set forth on Schedule 4.13, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or the Buyer or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.14    Labor Matters.

(a)    All employees of the Group Companies are legally permitted to be employed by the Group Companies in the jurisdiction in which such employees are employed in their current job capacities. Except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant or other contracting party treated as self-employed whose services the Group Companies uses or has used can effectively claim the existence of an employment relationship with one of these companies.

(b)    No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements), works agreements and company practices relating to employees of any Group Company and no employees of any Group Company are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. During the Lookback Period, no labor union or other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred during the Lookback Period. During the Lookback Period, there has been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charges, grievances, strikes, walkouts, work stoppages, picketing, hand billing, arbitrations, or other material labor disputes arising under a CBA against or affecting any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby. No Group Company is bound by a social compensation plan that has not yet been implemented in all material respects and no material reconciliation of interests regarding operational changes has been performed by the respective employer and employees’ representatives. All material liabilities of Group Companies arising from social compensation plans have been met in full and all reconciliations of interests agreed have been fully carried out and the operational changes regulated therein have been fully implemented.

(c)    Except as set forth in Schedule 4.14(c), the Group Companies are and, during the Lookback Period, have been in compliance in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours (including overtime), classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, tax withholding, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act or similar state or local law), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance and the payment of social security, employee provident fund and other Taxes. There are no obligations or commitments on the part of the Group Companies to maintain a certain number of employees (employment guarantees).

(d)    Except as set forth in Schedule 4.14(d), (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any Group Company; (ii) during the Lookback Period, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied; and (iii) as of the date hereof, there is presently no outstanding liability under the WARN Act or similar state or local law, and no such plant closings or employee layoffs are currently planned or announced.

(e)    Except as would not reasonably be expected to result in material Liabilities to the Group Companies following the Closing: during the Lookback Period, (i) each of the Group Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees or individual independent contractor; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified as (x) an independent contractor, consultant, leased employee, or other nonemployee service provider, or (y) an exempt employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. None of the Group Companies is materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).

(f)    To the Knowledge of the Company, as of the Execution Date, no employee or individual independent contractor of any Group Company is, with respect to his or her employment by or relationship with any Group Company, in breach of the terms of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement or restrictive covenant (i) owed to the Group Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Group Companies. As of the Execution Date, no employee with annualized base compensation at or above $250,000 of any Group Company has provided oral or written notice of any present intention to terminate his or her relationship with any Group Company within the first twelve (12) months following the Closing.

(g)    No allegations of sexual harassment or sexual misconduct while employed by, or providing services to, any Group Company have been reported to any Group Company, or threatened or anticipated, against any current or former employee in a managerial or supervisory position. The Group Companies have not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any current or former employee.

(h)    As of the Execution Date, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. As of the Execution Date, the Company has not otherwise experienced any material employment-related liability with respect to COVID-19. As of the Execution Date, no current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any claims against any Group Companies related to COVID-19.

Section 4.15    Employee Benefit Plans.

(a)    Schedule 4.15(a) sets forth a list, as of the Execution Date, of each Company Employee Benefit Plan (other than (i) offer letters or other employment agreements with employees that are terminable at-will by the Company or any ERISA Affiliate without severance or change of control pay or benefits, in which case only the form of such offer letter or other employment agreement will be listed, (ii) Company Option or Profits Interest agreements that do not deviate from the Company’s standard forms, in which case only such standard forms of Company Stock Option or Profits Interest Unit agreement will be listed, or (iii) consulting agreements with individual consultants who are natural persons that are terminable without penalty on less than thirty (30) days’ notice, in which case only forms of such contracts will be listed, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable Laws). With respect to each Company Employee Benefit Plan, the Company has made available to the Buyer true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, and (v) all related insurance Contracts, trust agreements or other funding arrangements.

(b)    Except as set forth on Schedule 4.15(b), (i) no Company Employee Benefit Plan provides, and no Group Company has any current or potential obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)    Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in a material Liability to any of the Group Companies, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed), nor is reasonably expected to incur or be subject to, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan and except as would not reasonably be expected to result in a material Liability to any of the Group Companies, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d)    Except as set forth on Section 4.15(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event would, directly or indirectly, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director or individual independent contractor of the Group Companies, or (v) limit or restrict the Group Companies’ or the Buyer’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(e)    Without limiting the generality of the foregoing, with respect to each Company Employee Benefit Plan that is primarily for the benefit of employees, directors, or individual independent contractors of the Group Company who reside or work primarily outside of the United States (each, a “Foreign Plan”): (i) each Foreign Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in all material respects in good standing with the applicable regulatory authorities and requirements; (ii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, or gratuity fund, scheme, plan or arrangement; and (iii) all Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

(f)    Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(g)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

Section 4.16    Insurance. Schedule 4.16 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies (the “Insurance Policies”) as of the Execution Date and the scope of coverage of each such Insurance Policy. Each Insurance Policy is legal, valid, and binding on and enforceable by the applicable Group Company, is in full force and effect, and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy, except as would not reasonably be expected to have a Company Material Adverse Effect. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy, except as would not reasonably be expected to have a Company Material Adverse Effect. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Execution Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.17    Compliance with Laws; Permits.

(a)    Except as set forth on Schedule 4.17(a), (i) each Group Company has been during the Lookback Period, in compliance in all material respects with all Laws and Orders applicable to the conduct of the business of the Group Companies, including with respect to (A) the Automatic Renewal Laws, including, as applicable, without limitation, all applicable requirements relating to the disclosure of material terms, the receipt of consent to place recurring charges on a consumer’s credit card, debit card or other payment account, cancellation mechanisms, and the delivery of transaction acknowledgments and renewal reminders and (B) any practices associated with advertising, marketing and promoting the business of the Group Companies and all third party products and services by means of text message, email, telephone, and other electronic messages, including the Telephone Consumer Protection Act (TCPA) and the FTC trade regulation rule entitled “Telemarketing Sales Rules,” 16 C.F.R. § 310 et seq.; and (ii) during the Lookback Period, no Group Company has received any written, or oral notice from any Governmental Entity alleging a material violation of or material noncompliance with any such Laws or Orders that remains uncured and outstanding.

(b)    Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Group Company is in default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would be reasonably expected to constitute a default under such Permit, and no Proceeding is pending or, threatened to suspend, revoke, withdraw, modify or limit any such Permit.

Section 4.18    Environmental Matters. Except as set forth in Schedule 4.18, (a) each Group Company is, and during the Lookback Period has been, in compliance in all material respects with all Environmental Laws; (b) each Group Company has during the Lookback Period been timely obtained and maintained, and is, and for the Lookback Period, has been, in compliance in all material respects with, all Permits required by Environmental Laws (collectively, the “Environmental Permits”); (c) no Group Company has received any notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) there are no pending or, to the Knowledge of the Company, threatened Proceedings against any of the Group Companies relating to a material violation of, or material Liabilities under, any Environmental Law; (e) no Group Company has (i) used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or (ii) exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or could result in material Liability to any of the Group Companies under Environmental Laws; and (f) no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to the Buyer true and correct copies of all material environmental, health and safety assessments and all other material environmental, health and safety documents regarding any material liability arising under Environmental Law relating to any of the Group Companies or their current or former properties, facilities or operations, that in each case, are in the Group Companies’ possession.

Section 4.19    Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, including any Company Employee Benefit Plans, (b) transactions with any portfolio company of any Interested Party in the Ordinary Course of Business on arms’-length terms, or (c) Contracts with respect to any Interested Party’s status as an equityholder of any Group Company, (d) customary director and officer agreements, or (e) as disclosed on Schedule 4.19, (x) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (y) no Interested Party owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

Section 4.20    Trade & Anti-Corruption Compliance.

(a)    Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries, is or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) to the Knowledge of the Company, operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (v) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.

(b)    Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, in the last five (5) years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of any Group Company or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each of (i) – (iv) in violation of applicable Anti-Corruption Laws.

(c)    As of the Execution Date, to the Knowledge of the Company, there are no, and in the last five (5) years there have been no, Proceedings or Orders alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct referred to in
Section 4.20(b) by or on behalf of any Group Company or any other such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company that, if adversely decided or resolved against such Group Company or Person, would reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.21    No Other Representations and Warranties; Non-Reliance.

(a)    THE COMPANY, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BLOCKERS IN ARTICLE V AND THE BUYER PARTIES IN ARTICLE VI, NO BUYER PARTY, BLOCKER, OR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER PARTIES OR ANY BLOCKER OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS, ESTIMATES, PREDICTIONS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR ANY OTHER MATERIALS OR INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ANY BLOCKER IN ARTICLE V AND THE BUYER PARTIES IN ARTICLE VI, THE COMPANY AND ITS AFFILIATES HAVE NOT RELIED ON OR ACTED IN RELIANCE ON, AND ARE NOT RELYING OR ACTING, INCLUDING, AS APPLICABLE, ENTERING INTO OR CONSUMMATING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN RELIANCE ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OR OTHER STATEMENT (OR THE ACCURACY OR COMPLETENESS THEREOF) RELATING TO THE BUYER PARTIES, ANY BLOCKER, OR THEIR RESPECTIVE FINANCIAL CONDITIONS, BUSINESSES, OPERATIONS, RESULTS OF OPERATIONS, PROPERTIES, ASSETS, LIABILITIES, PROSPECTS, OR OTHER MATTERS RELATING TO THE BUYER PARTIES OR THE BLOCKERS OR IN RELIANCE ON ANY MATERIALS, STATEMENTS OR INFORMATION PROVIDED OR ADDRESSED TO THE COMPANY OR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, OR THE ACCURACY OR COMPLETENESS THEREOF.

(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV, (I) NEITHER THE COMPANY NOR ANY OF ITS REPRESENTATIVES (OR ANY OTHER PERSON) MAKES, OR HAS MADE, ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPANY OR ITS BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPANY OR ITS BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND IF MADE, SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING AS HAVING BEEN AUTHORIZED BY THE COMPANY (OR ANY OTHER PERSON), AND (III) ANY ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR ANY OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO BUYER OR ANY OF ITS AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING, INCLUDING ANY MATERIALS OR INFORMATION MADE AVAILABLE IN THE ELECTRONIC DATA ROOM HOSTED BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR IN CONNECTION WITH PRESENTATIONS BY THE COMPANY’S MANAGEMENT, ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES UNLESS AND TO THE EXTENT ANY SUCH MATERIALS OR INFORMATION IS THE SUBJECT OF ANY EXPRESS REPRESENTATION OR WARRANTY SET FORTH IN THIS ARTICLE IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Blocker Disclosure Schedules, the Blockers hereby severally, and not jointly, represent and warrant to the Buyer Parties as follows:

Section 5.1    Organization; Authority; Enforceability.

(a)    Such Blocker is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of the State of Delaware, except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a material adverse effect on such Blocker’s ability to consummate the applicable Blocker Merger.

(b)    Such Blocker has all the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects, except where the failure to have such power or authority would not reasonably be expected to have a material adverse effect on such Blocker’s ability to consummate the applicable Blocker Merger.

(c)    Such Blocker is not in material violation of any of the Governing Documents of such Blocker. Such Blocker is not the subject of any bankruptcy, dissolution, liquidation, reorganization (other than any internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(d)    Such Blocker has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to execute and deliver the Ancillary Agreements to which it is or is contemplated hereby to be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of such Blocker’s Blocker Merger, to receiving such Blocker’s Blocker Written Consent. Such Blocker’s Blocker Written Consent is the only vote or approval of the holders of any class or series of capital stock of such Blocker necessary to adopt this Agreement and to approve the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company actions on behalf of such Blocker, as applicable. This Agreement has been (and each of the Ancillary Agreements to which such Blocker is or is contemplated hereby to be a party will be) duly executed and delivered by such Blocker and constitutes a valid, legal and binding agreement of such Blocker, enforceable against such Blocker in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(e)    Each Blocker is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on such Blocker’s ability to consummate the applicable Blocker Merger.

Section 5.2    Non-contravention. Subject to the receipt of such Blocker’s Blocker Written Consent, the filing of such Blocker’s Blocker Certificate of Merger and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Buyer Parties’ representations and warranties in Article VI, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by such Blocker will (a) conflict with or result in any breach of any provision of the Governing Documents of such Blocker; (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any material Contract; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Blocker; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any respect any Law, Order, or Lien applicable to such Blocker, except in the case of clauses (b)-(e), as would not reasonably be expected to have a material adverse effect on the ability of such Blocker to consummate the applicable Blocker Merger.

Section 5.3    Capitalization. The issued and outstanding Blocker Equity Interests and the owners thereof for each Blocker are set forth on Schedule 5.3. All outstanding Blocker Equity Interests of such Blocker are validly issued and fully paid and non-assessable and are not subject to preemptive rights or any other Liens (other than Securities Liens). Other than such Blocker’s Blocker Equity Interests, there are no options, warrants or other rights to subscribe for, purchase or acquire from such Blocker any Equity Interests in such Blocker or securities convertible into or exchangeable or exercisable for any Equity Interests in such Blocker. Other than such Blocker’s Governing Documents, there are no stockholder agreements, operating agreements, voting trusts or other agreements or understandings to which such Blocker is a party or by which it is bound relating to the voting of any such Blocker’s Blocker Equity Interests.

Section 5.4    Holding Company; Ownership.

(a)    Such Blocker is a holding company and was formed for the sole purpose of investing in Equity Interests of the Company and has never owned, and does not own, any assets except for Equity Interests of the Company, cash and other assets typical of a holding company. Since its respective formation, such Blocker has not engaged in any business activities. Except for Liabilities incident to its formation and organization, and maintenance of its existence and in connection with its ownership of Equity Interests in the Company, such Blocker has not incurred any Liabilities.

(b)    Each Blocker has, and as of immediately prior to the Closing, such Blocker will have, good and valid title to such Blocker’s Equity Interests of the Company, free and clear of all Liens, other than Permitted Liens and Securities Liens.

Section 5.5    Information Supplied. The information supplied or to be supplied by such Blocker or its Affiliates on behalf of such Blocker expressly for inclusion or incorporation by reference in the Form S-4 shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to Buyer Shareholders; or (d) the time of the Buyer Shareholder Meeting, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Buyer or its Affiliates for inclusion therein, and subject, in each case, to the qualifications and limitations set forth in the materials provided by such Blocker or that are included in such filings and/or mailings.

Section 5.6    Litigation. Since such Blocker’s formation, there have not been any material Proceedings or material Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of such Blocker, threatened against such Blocker or any of its properties at Law or in equity or, to the Knowledge of such Blocker, any director, officer or employee of such Blocker in such Person’s capacity as such and related to the business of such Blocker.

Section 5.7    Foreign Status. Such Blocker is not a “foreign person” as defined in 31 CFR 800.24.

Section 5.8    Affiliate Transactions. Except as disclosed on Section 5.9, there are no transactions or arrangements (a) between any Blocker, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Blocker or any family member of the foregoing Persons (such transactions or arrangements, “Blocker Affiliated Transactions”).

Section 5.9    Brokerage. Such Blocker has not taken action to incur any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of such Blocker or any of its Affiliates, or the Buyer or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.10    No Undisclosed Liabilities. Except as set forth on Schedule 5.10, such Blocker has no Liabilities which it has taken any action to incur except for (a) Liabilities that are included in the definition of Blocker Indebtedness or Transaction Expenses of such Blocker and (b) Liabilities which are de minimis.

Section 5.11    Tax Matters.

(a)    All income and other material Tax Returns required to be filed by or with respect to such Blocker have been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to such Blocker are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Such Blocker has paid all income and other material Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Such Blocker has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b)    There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of such Blocker, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to such Blocker. All deficiencies for income or other material Taxes asserted or assessed in writing against such Blocker have been fully paid, settled or withdrawn, and no such deficiency has been threatened or proposed in writing against such Blocker.

(c)    Such Blocker has not agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. Such Blocker is not the beneficiary of any extension of time (other than an automatic extension) within which to file any Tax Return not previously filed. No power of attorney granted by such Blocker with respect to Taxes remains in force.

(d)    Such Blocker is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

(e)    Such Blocker has not taken any action, nor knows of any fact or circumstance, that could reasonably be expected to prevent the applicable Blocker Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.12    No Other Representations and Warranties; Non-Reliance.

(a)    EACH BLOCKER, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE GROUP COMPANIES IN ARTICLE IV AND THE BUYER PARTIES IN ARTICLE VI, NO BUYER PARTY, THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER PARTIES OR THE GROUP COMPANIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY BUYER PARTY, THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS, ESTIMATES, PREDICTIONS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR ANY OTHER MATERIALS OR INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) EXCEPT FOR

THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE GROUP COMPANIES IN ARTICLE IV AND THE BUYER PARTIES IN ARTICLE VI, THE BLOCKERS AND THEIR AFFILIATES HAVE NOT RELIED ON OR ACTED IN RELIANCE ON, AND ARE NOT RELYING OR ACTING, INCLUDING, AS APPLICABLE, ENTERING INTO OR CONSUMMATING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN RELIANCE ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OR OTHER STATEMENT (OR THE ACCURACY OR COMPLETENESS THEREOF) RELATING TO THE BUYER PARTIES, THE GROUP COMPANIES, OR THEIR RESPECTIVE FINANCIAL CONDITIONS, BUSINESSES, OPERATIONS, RESULTS OF OPERATIONS, PROPERTIES, ASSETS, LIABILITIES, PROSPECTS, OR OTHER MATTERS RELATING TO THE BUYER PARTIES OR THE GROUP COMPANIES OR IN RELIANCE ON ANY MATERIALS, STATEMENTS OR INFORMATION PROVIDED OR ADDRESSED TO THE BLOCKERS OR THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, OR THE ACCURACY OR COMPLETENESS THEREOF.

(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ANY BLOCKER IN THIS ARTICLE V, (I) NO BLOCKER NOR ANY OF ITS REPRESENTATIVES (OR ANY OTHER PERSON) MAKES, OR HAS MADE, ANY REPRESENTATION OR WARRANTY RELATING TO SUCH BLOCKER OR ITS BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) NO PERSON HAS BEEN AUTHORIZED BY ANY BLOCKER TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO ANY BLOCKER OR ITS BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND IF MADE, SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON BY BUYER, THE GROUP COMPANIES OR ANY OF THEIR AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING AS HAVING BEEN AUTHORIZED BY ANY BLOCKER (OR ANY OTHER PERSON), AND (III) ANY ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR ANY OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO THE BUYER PARTIES, THE GROUP COMPANIES OR ANY OF THEIR AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING, ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES UNLESS AND TO THE EXTENT ANY SUCH MATERIALS OR INFORMATION IS THE SUBJECT OF ANY EXPRESS REPRESENTATION OR WARRANTY SET FORTH IN THIS ARTICLE V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As an inducement to the Blockers and the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Buyer Disclosure Schedules (which shall only qualify the representations and warranties in this Article VI in the manner set forth in Section 13.13) or as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Buyer and publicly available prior to the Execution Date (excluding (x) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, or (y) any information incorporated by reference into the Buyer SEC Documents (other than from other Buyer SEC Documents)); provided, however, that nothing set forth in or disclosed in the Buyer SEC Documents will qualify, or been deemed to qualify, the representations and warranties set forth in Section 6.3, Section 6.5 and Section 6.10, the Buyer Parties hereby represent and warrant as follows:

Section 6.1    Organization; Authority; Enforceability.

(a)    The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Merger Sub is a limited liability company or corporation, as the case may be, and each Buyer Party is duly formed or organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of the State of Delaware, except where the failure to be so qualified (or the equivalent thereof, if applicable) would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)    Each of the Buyer Parties have all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)    No Buyer Party is in material violation of any of its Governing Documents. No Buyer Party is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than any internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(d)    Each Buyer Party has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to execute and deliver the Ancillary Agreements to which it is or is contemplated hereby to be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to the receipt of the requisite approval of the Buyer Shareholder Voting Matters by the Buyer Shareholders. Subject to the receipt of the Required Vote, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Buyer Party is or is contemplated hereby to be a party will be) duly executed and delivered by such Buyer Party and constitutes a valid, legal and binding agreement of each Buyer Party, enforceable against such Buyer Party in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Required Vote is the only vote of the holders of any class or series of the Buyer Capital Stock necessary to approve the transactions contemplated by this Agreement and the Ancillary Agreements.

(e)    Each Buyer Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.2    Non-contravention. Except as set forth on Schedule 6.2 and subject to the receipt of the requisite approval of the Buyer Shareholder Voting Matters by the Buyer Shareholders, the filing of the Certificates of Merger, and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Company’s representations and warranties in Article IV and each Blocker’s representations and warranties contained in Article V, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Buyer Party will (a) conflict with or result in any breach of any provision of the Governing Documents of any Buyer Party; (b) require any filing with, or the obtaining of any consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any Contract to which any Buyer Party is a party; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Buyer Party; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any respect any Law, Order, or Lien applicable to any Buyer Party, except, in the case of clauses (b)-(e), as would not reasonably be expected to be material to the Buyer Parties, taken as a whole.

Section 6.3    Capitalization.

(a)    As of the Execution Date, the authorized share capital of the Buyer consists of (i) one hundred million (100,000,000) shares of Buyer Class A Common Stock, (ii) ten million (10,000,000) shares of Buyer Class B Common Stock, and (iii) one million (1,000,000) shares of preferred stock (“Buyer Preferred Stock”). As of the Execution Date (and for the avoidance of doubt, prior to the PIPE Investment), (A) 1,999,070 shares of Buyer Class A Common Stock are issued and outstanding, (B) 4,312,500 shares of Buyer Class B Common Stock are issued and outstanding, (C) no shares of Buyer Preferred Stock are issued and outstanding, and (D) 15,800,000 warrants are issued and outstanding (the “Buyer Warrants”) entitling the holder thereof to purchase one (1) Buyer Class A Common Stock at an exercise price of eleven dollars and fifty cents ($11.50) per Buyer Warrant. As of the Execution Date, except for this Agreement, the Subscription Agreements, or Buyer Warrants, (i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Buyer Party is a party or which are binding upon any Buyer Party providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement); (ii)

the Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person; (iii) the Buyer is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Buyer Capital Stock; (iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of any Buyer Capital Stock; and (v) no Buyer Party has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Documents or Contract to which such Buyer Party is a party in connection with the offer, sale, issuance or allotment of any of the Equity Interests applicable to such Buyer Party. All outstanding Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Warrants are duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Buyer Parties) or applicable Law. Except for the Equity Interests the Buyer holds in the Merger Subs, the Buyer does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b)    Each Merger Sub is wholly-owned by the Buyer, and no Blocker Merger Sub nor the Company Merger Sub holds equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(c)    The Buyer Class A Common Stock to be issued to the Blocker Owners pursuant to this Agreement, will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive or similar rights, rights of first refusal, rights of first offer or registration rights, or any Contract to which any Buyer Party is a party, and (iv) be issued to the Blocker Owners with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the Buyer Certificate of Incorporation, the Registration Rights Agreement. The Buyer Class V Voting Stock to be issued to the Company Equityholders pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive or similar rights, rights of first refusal, rights of first offer or registration rights, or any Contract to which any Buyer Party is a party, and (iv) be issued to the Company Equityholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the Buyer Certificate of Incorporation, the Registration Rights Agreement and the Company A&R LLCA.

(d)    As of the Execution Date, other than as set forth on Schedule 6.3(d), the Buyer has no obligations with respect to or under any Indebtedness of the Buyer.

Section 6.4    Information Supplied; Form S-4. Other than the information supplied or to be supplied by the Group Companies, any Blocker, or their respective Affiliates expressly for inclusion or incorporation by reference in the Form S-4, the Form S-4, the Additional Buyer Filings, or any other Buyer SEC Filing shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders; (d) the time of the Buyer Shareholder Meeting; or (e) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings). The Form S-4 will, at the time it is mailed to the Buyer Shareholders, comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Form S-4.

Section 6.5    Litigation. Except as set forth on Schedule 6.5, since Buyer’s formation, there have not been any material Proceedings or material Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Buyer, threatened against any Buyer Party or any of its or their respective properties at Law or in equity or, to the Knowledge of the Buyer, any director, officer or employee of any Buyer Party in his or her capacity as such and related to the business of the Buyer Parties.

Section 6.6    Brokerage. Except as set forth on Schedule 6.6, neither the Buyer nor any Merger Sub has incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the any Buyer Party or any of their Affiliates to pay a finder’s fee, brokerage or agent’s commissions or other like payments. Schedule 6.6 sets forth Buyer’s good faith estimate of its Transaction Expenses as of the Closing, and the each of the payees to which over $1,000,000 of such Transaction Expenses are owed.

Section 6.7    Trust Account; Financial Ability. As of the Execution Date, the Buyer has at least $175,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the Buyer Shareholders who shall have exercised their rights to participate in the Buyer Share Redemption, (ii) the underwriters of the Buyer’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) the Buyer, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of the Buyer and the Trust Agreement. The Buyer has performed all material obligations required to be performed by it, and is not in material breach or default, or delinquent in performance or any other respect (claimed or actual) under the Trust Agreement, and, to the Knowledge of the buyer, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. The Buyer has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account to (A) the Buyer Shareholders prior to the Closing who shall have exercised their rights to participate in the Buyer Share Redemption, (B) the underwriters of the Buyer’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (C) the Buyer, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), the Buyer shall have no further obligation under either the Trust Agreement or the Governing Documents of the Buyer to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 6.8    Buyer SEC Documents; Controls; Financial Statements.

(a)    The Buyer has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act), as applicable, since the consummation of the initial public offering of the Buyer’s securities (all such forms, reports, schedules, statements and other documents required to be filed or furnished with the SEC, together with any material amendments, restatements or supplements thereto, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    Each of the financial statements of the Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Buyer, as of their respective dates and the results of operations and the cash flows of the Buyer, for the periods presented therein.

(c)    Since the consummation of the initial public offering of the Buyer’s securities, the Buyer has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Document. Each such certification is correct and complete. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC Filings. As used in this Section 6.8(c), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 6.9    Listing. The issued and outstanding Buyer Class A Common Stock and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on Nasdaq. Since its initial public offering, the Buyer has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer by Nasdaq or the SEC with respect to any intention by such entity to deregister the Buyer Public Securities or prohibit or terminate the listing of the Buyer Public Securities on Nasdaq. The Buyer has taken no action that would reasonably be likely to result in the termination of the registration of the Buyer Public Securities under the Securities Exchange Act. The Buyer has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from Nasdaq relating to the continued listing requirements of the Buyer Public Securities.

Section 6.10    Business Activities.

(a)    Since its incorporation, other than as described in the Buyer SEC Documents, the Buyer has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon the Buyer or to which the Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any acquisition of property by the Buyer or the conduct of business by the Buyer after the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to the Buyer.

(b)    Except for this Agreement and the transactions contemplated hereby, the Buyer has no interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, or bound by and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. The Buyer has not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c)    The Buyer has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheet of the Buyer contained in the Annual Report on Form 10-K, filed with the SEC on March 24, 2021 (the “Buyer Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Buyer of its obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the Buyer or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer in connection with the transactions contemplated hereby.

(d)    Except for (i) this Agreement, (ii) the agreements expressly contemplated hereby or as set forth on Schedule 6.6 or
Schedule 6.10(d) and (iii) any Contract that will expire by its terms or the obligations for which will be fully satisfied upon the Closing, the Buyer Parties are not, and at no time have been, party to any Contract with any other Person that would require payments after the date hereof in excess of $5,000,000 in the aggregate with respect to any individual Contract.

Section 6.11    Investment Company; Emerging Growth Company. No Buyer Party is an “investment company” within the meaning of the Investment Company Act of 1940. The Buyer constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.12    Compliance with Laws. With respect to each Buyer Party, since such Buyer Party’s respective formation, (i) each Buyer Party is, and has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the business of the Buyer Parties, and (ii) no Buyer Party has received any written or oral notice from any Governmental Entity alleging a material violation of or noncompliance with any such Laws or Orders that remains uncured and outstanding.

Section 6.13    Organization of Blocker Merger Subs and the Company Merger Sub. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, other than entry into this Agreement, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation.

Section 6.14    Financing. The Buyer has delivered to the Company true, accurate and complete copies of each of the Subscription Agreements, each of which is substantially in the form attached hereto as Exhibit G, pursuant to which the PIPE Investors have committed, subject to the terms and conditions therein, to provide equity financing to the Buyer in the aggregate amount of the PIPE Investment. Each Subscription Agreement is in full force and effect with respect to, and is valid and binding upon, Buyer and, to the knowledge of Buyer, each PIPE Investor thereto, and enforceable against Buyer and, to the knowledge of Buyer, each PIPE Investor thereto in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Buyer, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and, to the knowledge of Buyer, as of the date of this Agreement none of the commitments contained in any Subscription Agreement has been withdrawn, terminated or rescinded by any PIPE Investor in any respect, in each case, except for such assignment or transfers contemplated by or permitted by the Subscription Agreements. As of the date hereof, there are no side letters or Contracts between any PIPE Investor, on the one hand, and Buyer, on the other hand, related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other Ancillary Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in or referenced in the Subscription Agreements and other than the conditions precedent contained in this Agreement. To the knowledge of Buyer, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (a) constitute a default or breach on the part of Buyer under the Subscription Agreements, (b) assuming the conditions set forth in Article XI will be satisfied and the transactions contemplated hereby will be consummated, constitute a failure to satisfy a condition on the part of Buyer under the Subscription Agreements or (c) assuming the conditions set forth in Article XI will be satisfied and the transactions contemplated hereby will be consummated, result in any portion of the purchase price to be paid by any PIPE Investor in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Article XI will be satisfied and the transactions contemplated hereby will be consummated, Buyer has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Buyer is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Section 6.15    Absence of Certain Developments. During the period beginning on the date of the Buyer Balance Sheet and ending on the Execution Date the Buyer Parties have conducted their businesses in the Ordinary Course of Business in all material respects.

Section 6.16    Contracts.

(a)    Other than such Contracts listed as an exhibit to any Buyer SEC Document, Buyer is not party to any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements).

(b)    No Buyer Party nor, to the Knowledge of the Buyer Parties, any other party thereto, is in material breach of or in material default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Contract described in Section 6.16(a).

Section 6.17    Taxes.

(a)    All income and other material Tax Returns required to be filed by or with respect to the Buyer have been filed. All income and other material Tax Returns filed by or with respect to the Buyer are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. The Buyer has paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). The Buyer has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b)    There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or to the Knowledge of the Buyer, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to the Buyer. All deficiencies for income or other material Taxes asserted or assessed in writing against the Buyer have been fully paid, settled, or withdrawn, and no such deficiency has been threatened or proposed in writing against the Buyer.

(c)    The Buyer has not agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. The Buyer is not the beneficiary of any extension of time (other than an automatic extension) within which to file any Tax Return not previously filed. No power of attorney granted by the Buyer with respect to any Taxes is currently in force.

(d)    The Buyer has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(e)    There is no Lien for Taxes on any of the assets of Buyer, other than Liens for Taxes not yet due and payable.

(f)    Buyer has never been a member of any Affiliated Group. Buyer has no liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract (other than pursuant to an Ordinary Course Tax Sharing Agreement), or by operation of Law. Buyer is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(g)    Buyer is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

(h)    Buyer has not been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368, other than the transactions contemplated by this Agreement. Buyer has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

Section 6.18    Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, including any employee benefit plans, (b) transactions with any portfolio company of any Interested Party in the Ordinary Course of Business on arms’-length terms, or (c) Contracts with respect to any Interested Party’s status as an equityholder of any Buyer Party, (d) customary director and officer agreements, or (e) as disclosed on Schedule 6.18, (x) there are no Contracts (except for the Governing Documents) between any of the Buyer Parties, on the one hand, and any Interested Party, on the other hand and (y) no Interested Party owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord, of any Buyer Party (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company).

Section 6.19    Employees. Other than any officers as described in the Buyer SEC Documents, the Buyer, the Blocker Merger Subs, and the Company Merger Sub have never employed any employees or retained any contractors. Other than amounts due as set forth in the Buyer SEC Documents or for reimbursement of any out-of-pocket expenses incurred by the Buyer’s officers and directors in connection with activities on the Buyer’s behalf in an aggregate amount not in excess of the amount of cash held by the Buyer outside of the Trust Account, the Buyer has no unsatisfied material Liability with respect to any employee, officer or director. The Buyer, the Blocker Merger Subs, and the Company Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct Liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control compensation, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement and any Ancillary Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Buyer, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by the Buyer, the Blocker Merger Subs, the Company Merger Sub, or any of their respective Affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which the Buyer, the Blocker Merger Subs, or the Company Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 6.20    CFIUS Foreign Person StatusSection 6.21 . No Buyer Party is a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). No Buyer Party is controlled by a “foreign person,” as defined in the DPA. No Buyer Party permits any foreign person affiliated with the Buyer, whether affiliated as a limited partner or otherwise, to obtain through the Buyer any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

Section 6.22    No Other Representations and Warranties; Non-Reliance.

(a)    EACH BUYER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV AND THE BLOCKERS IN ARTICLE V, NO BLOCKER, THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY BLOCKER OR THE GROUP COMPANIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION

(FINANCIAL OR OTHERWISE) OR PROSPECTS IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER PARTIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS, ESTIMATES, PREDICTIONS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR ANY OTHER MATERIALS OR INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV AND THE BLOCKERS IN ARTICLE V, THE BUYER PARTIES AND THEIR AFFILIATES HAVE NOT RELIED ON OR ACTED IN RELIANCE ON, AND ARE NOT RELYING OR ACTING, INCLUDING, AS APPLICABLE, ENTERING INTO OR CONSUMMATING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN RELIANCE ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OR OTHER STATEMENT (OR THE ACCURACY OR COMPLETENESS THEREOF) RELATING TO ANY BLOCKER, THE GROUP COMPANIES, OR THEIR RESPECTIVE FINANCIAL CONDITIONS, BUSINESSES, OPERATIONS, RESULTS OF OPERATIONS, PROPERTIES, ASSETS, LIABILITIES, PROSPECTS, OR OTHER MATTERS RELATING TO THE GROUP COMPANIES OR ANY BLOCKER OR IN RELIANCE ON ANY MATERIALS, STATEMENTS OR INFORMATION PROVIDED OR ADDRESSED TO BUYER PARTIES OR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, OR THE ACCURACY OR COMPLETENESS THEREOF.

(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BUYER PARTIES IN ARTICLE VI, (I) NEITHER THE BUYER PARTIES NOR ANY OF THEIR REPRESENTATIVES (OR ANY OTHER PERSON) MAKES, OR HAS MADE, ANY REPRESENTATION OR WARRANTY RELATING TO THE BUYER PARTIES OR THEIR BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) NO PERSON HAS BEEN AUTHORIZED BY THE BUYER PARTIES TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE BUYER PARTIES OR THEIR BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND IF MADE, SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON BY THE COMPANY, THE BLOCKERS OR ANY OF THEIR AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING AS HAVING BEEN AUTHORIZED BY THE BUYER PARTIES (OR ANY OTHER PERSON), AND (III) ANY ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR ANY OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO GROUP COMPANIES, THE BLOCKERS OR ANY OF THEIR AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING, ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES UNLESS AND TO THE EXTENT ANY SUCH MATERIALS OR INFORMATION IS THE SUBJECT OF ANY EXPRESS REPRESENTATION OR WARRANTY SET FORTH IN THIS ARTICLE VI.

ARTICLE VII

COVENANTS RELATING TO THE CONDUCT OF THE BLOCKERS AND THE GROUP COMPANIES AND THE BUYER

Section 7.1    Interim Operating Covenants of the Blockers and the Group Companies. From and after the Execution Date until the earlier of the date this Agreement is terminated in accordance with Article XII and the Closing Date (such period, the “Pre-Closing Period”) except, in each case of clauses (a) and (b) of this Section 7.1, (w) in the Ordinary Course of Business, or in the case of Exigency Measures; or, in each case of clauses (a)-(c) of this Section 7.1 (x) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required hereby; or (z) as set forth on Schedule 7.1:

(a)    each Blocker and the Company shall, and the Company shall cause the other Group Companies to, use their respective commercially reasonable efforts to (i) conduct and operate their business in the Ordinary Course of Business and (ii) maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom such Blocker or Group Company has a material business relationship; and

(b)    the Company shall not, and the Company shall cause the other Group Companies not to:

(i)    amend or otherwise modify any of its Governing Documents (including by merger, consolidation or otherwise);

(ii)    except as may be required by Law or GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), make any material change in the financial accounting methods, principles or practices (or change an annual accounting period);

(iii)    make, change or revoke any material election relating to Taxes other than in the Ordinary Course of Business consistent with past practices, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, file any material amended Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, fail to pay any material amount of Tax as it becomes due, adopt or change a material method of Tax accounting or Tax accounting period, consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return other than any such extension or waiver obtained in the Ordinary Course of Business, or enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement);

(iv)    issue or sell, or authorize to issue or sell, any membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable, other than in the case of the Company pursuant to the exercise of Company Options outstanding as of the Execution Date, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any of its membership or limited liability company interests, shares of capital stock or any other ownership interests, other than the issuance of Common Units upon the exercise of any Company Options outstanding as of the Execution Date in accordance with the terms of a Company Employee Benefit Plan and the underlying grant, award or similar agreement; except for the issuance of Company Options or Profits Interests to employees or consultants of the Group Companies in the Ordinary Course of Business;

(v)    declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions prior to the Measurement Time from excess cash balances not needed for operations in the Ordinary Course of Business or to another Group Company;

(vi)    split, combine, redeem or reclassify, or purchase or otherwise acquire, any of its membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable;

(vii)    other than in the Ordinary Course of Business, (a) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness (of the type described in clauses (a) or (b) of the definition of “Indebtedness,” other than under the EWB Loan Agreement), as applicable; or (b) make any loans, advances or capital contributions to, or investments in, any Person, other than (I) intercompany loans or capital contributions between the Company and any Company Subsidiary, and (II) the reimbursement of expenses of employees (or advances to employees relating thereto);

(viii)    cancel or forgive any Indebtedness in excess of $500,000 owed to the Blockers, the Company or any of the Company Subsidiaries, as applicable;

(ix)    commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures (x) in the Ordinary Course of Business as contemplated by the Group Companies’ capital expenditure budget set forth on Schedule 7.1(b)(ix), (y) capitalized software, or (z) in an amount not to exceed two million dollars ($2,000,000) individually or seven million dollars ($7,000,000) in the aggregate;

(x)    enter into, renew, or modify or revise in any material respect any Affiliated Transaction, other than those that will be terminated at Closing;

(xi)     (i) lease, exclusively license, assign, transfer, or otherwise dispose of any of its properties or assets (including any Intellectual Property, but excluding Leases of Leased Real Property and dispositions of obsolete or worthless assets) that are, material to the businesses of the Group Companies, taken as a whole, including any material Owned Intellectual Property, except in the Ordinary Course of Business or using the Company’s reasonable business judgment; or (ii) sell, assign, transfer, permit to lapse or abandon any Intellectual Property, including any Owned Intellectual Property, that is material to the Group Companies;

(xii)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xiii)    grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material tangible assets;

(xiv)    other than as required pursuant to Company Employee Benefit Plans in effect on the date of this Agreement (or adopted or entered into after the date hereof in accordance with Schedule 7.1(b)(xiii) or applicable Law): (i) increase or grant any increase in the compensation or benefits (including severance) of, or grant or provide any change in control, retention, severance, termination payment, sale bonus or similar payments or benefits to any Section 16 Officer or member of the Company Board; (ii) adopt, enter into, amend or terminate any Company Employee Benefit Plan in which any of the Section 16 Officers or members of the Company Board participate (or, if newly adopted, will participate) or which is a broad-based equity compensation or incentive bonus program in which the majority of the employees of the Group Companies participate; (iii) hire or terminate (other than for cause) any Section 16 Officer or member of the Company Board; (iv) accelerate the vesting, payment or funding of any compensation or benefit to any Section 16 Officer or member of the Company Board under any of the Company Employee Benefit Plans; (v) grant any equity or equity-based compensation awards to Section 16 Officers or members of the Company Board; or (vi) grant any bonuses or cash incentive compensation to any Section 16 Officer or member of the Company Board;

(xv)    waive, release, assign, settle or compromise any Proceeding (whether civil, criminal, administrative or investigative) (w) involving payments (exclusive of attorney’s fees) in excess of one million dollars ($1,000,000) in any single instance or in excess of three million dollars ($3,000,000) in the aggregate; (x) granting material injunctive or other equitable remedy; or (y) which imposes any material restrictions on the operations of any Group Company;

(xvi)    terminate without replacement or amend in a manner materially detrimental to the Group Companies, taken as a whole, any Insurance Policy insuring the business of the Company or any of the Company Subsidiaries;

(xvii)    buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate;

(xviii)    negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xix)    enter into any new line of business that is material to the businesses of the Group Companies, taken as a whole; or

(xx)    enter into any agreement to do any of the foregoing.

(c)    No Blocker shall:

(i)    amend or otherwise modify any of its Governing Documents (including by merger, consolidation or otherwise);

(ii)    declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions;

(iii)    except as may be required by Law or GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), make any material change in the financial accounting methods, principles or practices (or change an annual accounting period);

(iv)    make, change or revoke any material election relating to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, file any material amended Tax Return, fail to timely file (taking into account valid extensions) any Tax Return required to be filed, fail to pay any amount of Tax as it becomes due (taking into account valid extensions), adopt or change a material method of Tax accounting or Tax accounting period, consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return other than any such extension or waiver obtained in the Ordinary Course of Business, or enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement);

(v)    split, combine, redeem or reclassify, or purchase or otherwise acquire, any of its membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable

(vi)    issue or sell, or authorize to issue or sell, any membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests;

(vii)    (A) incur, assume, guarantee or otherwise become liable or responsible for any Blocker Indebtedness (other than with respect to Taxes); or (B) make any loans, advances or capital contributions to, or investments in, any Person;

(viii)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(ix)    enter into, renew, or modify or revise in any material respect any Contract with any Interested Party;

(x)    grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its tangible assets;

(xi)    sell, lease, exclusively license, assign, transfer, or otherwise dispose of any of its properties or assets;

(xii)    take any action to incur any Liability, other than Liabilities which are de minimis;

(xiii)    take any action, directly or indirectly, take any action or fail to take any action that would render inaccurate or untrue any of the representations and warranties set forth in Article V, or take any action or fail to take any action that would be reasonably expected to prevent, or materially delay or materially impair, the consummation of the Blocker Mergers or transactions contemplated by this Agreement; or

(xiv)    enter into any agreement to do any of the foregoing.

(d)    Nothing contained herein shall be deemed to give the Buyer or any Merger Sub, directly or indirectly, the right to control or direct the Company or any operations of any Blocker or any Group Company prior to the Closing. The Company shall not be required to seek or obtain consent, if the Company reasonably believes that doing so may violate applicable law, including Antitrust Laws. Prior to the Closing, the Blockers and the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

Section 7.2    Interim Operating Covenants of the Buyer.

(a)    During the Pre-Closing Period, except (w) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (x) as expressly required hereby; (y) as required by applicable Law; or (z) as set forth on Schedule 7.2(a), the Buyer shall, and shall cause each of its Subsidiaries, including the other Buyer Parties, to use commercially reasonable efforts to conduct and operate their business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except (w) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (x) as expressly required hereby; (y) as required by applicable Law; or (z) as set forth on Schedule 7.2(a), the Buyer shall not, and shall cause each of its Subsidiaries, including the other Buyer Parties, not to:

(i)    amend, supplement, restate or otherwise modify any of its Governing Documents or the Trust Agreement (or any other agreement relating to the Trust Account), or form or establish any other Subsidiary;

(ii)    except as may be required by Law or GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), make any material change in the financial accounting methods, principles or practices (or change an annual accounting period);

(iii)    withdraw any of the Trust Amount, other than as permitted by the Buyer Governing Documents or the Trust Agreement;

(iv)    other than in connection with a Buyer Share Redemption, Permitted Equity Financing or the Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants, stock appreciation rights or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any Buyer Party;

(v)    make, change or revoke any material election relating to Taxes other than in the Ordinary Course of Business consistent with past practices, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, file any material amended Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, fail to pay any material amount of Tax as it becomes due (taking into account valid extensions), adopt or change a material method of Tax accounting or Tax accounting period, consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return other than any such extension or waiver obtained in the Ordinary Course of Business, or enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), except, in each case, for actions expressly contemplated by this Agreement;

(vi)    other than in connection with a Buyer Share Redemption, (A) declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) in respect of its capital stock or other equity interests, or offer to repurchase, redeem or otherwise acquire any of its outstanding capital stock or other equity interests, or (B) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Buyer Party;

(vii)    split, combine, redeem (other than a Buyer Share Redemption) or reclassify (other than a conversion of Buyer Class B Common Stock into Buyer Class A Common Stock pursuant to the Buyer Governing Documents) any of its Equity Interests;

(viii)    (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt, other than Indebtedness for borrowed money incurred in order to finance working capital needs in the Ordinary Course of Business, in an amount not to exceed $2,500,000, in the aggregate, and which amounts will be repaid from the Trust Account on the Closing Date; (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Indebtedness;

(ix)    commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

(x)    enter into, terminate, amend or otherwise modify any transaction or Contract with the Sponsor or any of its Affiliates including, without limitation, for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(xi)    waive, release, assign, settle or compromise any pending or threatened Proceeding or compromise or settle any liability;

(xii)    buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(xiii)    Other than in the Ordinary Course of Business make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv)    Create any material Liens (other than Permitted Liens) on any material property or assets of any Buyer Party;

(xv)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xvi)    enter into any new line of business or otherwise incur any Liabilities, other than Liabilities arising from this Agreement and the transactions contemplated hereby; or

(xvii)    enter into any agreement to do any of the foregoing.

(b)    Nothing contained herein shall be deemed to give the Blockers or any Group Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions hereof, control over its business.

ARTICLE VIII

PRE-CLOSING AGREEMENTS

Section 8.1    Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation or confirmation of, or to evidence, the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and each Party shall use reasonable best efforts to solicit and obtain any consents of any Governmental Entity that may be required in connection with the transactions contemplated hereby or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).

Section 8.2    Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Buyer Governing Documents, at the Closing, the Buyer shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its commercially reasonable efforts to cause the Trustee to pay as and when due (i) all amounts payable to Buyer Shareholders who shall have validly elected to redeem their Buyer Class A Common Stock pursuant to the Buyer Certificate of Incorporation, and (ii) the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and pay as and when due all amounts payable pursuant to Section 3.3, and (c) use its commercially reasonable efforts to, as soon as reasonably practicable thereafter, pay all remaining amounts then available in the Trust Account to the Buyer in accordance with the terms of the Trust Agreement.

Section 8.3    Status Preservation.

(a)    Listing. During the Pre-Closing Period, the Buyer shall use reasonable best efforts to cause Buyer to remain listed as a public company on Nasdaq and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules and other applicable Law, covering the shares of Buyer Capital Stock issuable in accordance with this Agreement, and the Company and the Blockers shall reasonably cooperate with Buyer with respect to such listing.

(b)    Qualification as an Emerging Growth Company. The Buyer shall, at all times during the Pre-Closing Period use reasonable best efforts to (a) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not knowingly take any action that in and of itself would cause the Buyer to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

(c)    Public Filings. During the Pre-Closing Period, the Buyer will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

Section 8.4    New Equity Plans.

(a)    Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer Shareholders as required under the Buyer Certificate of Incorporation, adopt, an equity incentive plan in a form provided by the Company and reasonably acceptable to Buyer (the “EIP”) that includes an initial share reserve equal to 15,900,000 shares of Buyer Class A Common Stock and an automatic annual increase to such share reserve, beginning with the 2022 fiscal year of the Buyer, equal to the least of (x) 19,900,000 shares of Buyer Class A Common Stock, (y) 5% of the total number of shares of all classes of Buyer Class A Common Stock outstanding on the last day of the immediately preceding fiscal year of Buyer, and (z) a lesser number of shares of Buyer Class A Common Stock determined by the EIP’s administrator.

(b)    Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer Shareholders as required under the Buyer Certificate of Incorporation, adopt, an employee stock purchase plan in a form provided by the Company and reasonably acceptable to Buyer (the “ESPP,” and together with the EIP, the “New Equity Plans”) that includes an initial share reserve equal to 3,200,000 shares of Buyer Class A Common Stock and an automatic annual increase to such share reserve, beginning with the 2022 fiscal year of the Buyer, equal to the least of (x) 4,000,000 shares of Buyer Class A Common Stock, (y) 1% of the total number of shares of all classes of Buyer Class A Common Stock outstanding on the last day of the immediately preceding fiscal year of Buyer, and (z) a lesser number of shares of Buyer Class A Common Stock determined by the ESPP’s administrator.

Section 8.5    Confidential Information. During the Pre-Closing Period, each Party acknowledges and agrees that they shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated hereby or at the request of the Buyer or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliate or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 8.6    Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Blockers and the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of the Buyer reasonable access, during normal business hours, to the properties, books and records of the Blockers and the Group Companies, as applicable, and furnish to the representatives of the Buyer such additional financial and operating data and other information regarding the business of the Blockers and the Group Companies as the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Blockers and the Group Companies following the Closing; provided, nothing herein shall require the Blockers or any Group Company to provide access to, or to disclose any information to, the Buyer Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of a Blocker or the Company, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Laws or regulations of any Governmental Entity (including Antitrust Laws). Notwithstanding the foregoing, Buyer shall not have access to any Leased Real Property other than the Company’s corporate offices, and, any such access to the Company’s corporate offices shall be subject to the Company’s reasonable security measures and the applicable requirements of the Company’s Leases for access to such offices. In no event shall the Buyer’s rights under this Section 8.6 include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments.

Section 8.7    Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Execution Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 11.1 or Section 11.2 to be satisfied.

Section 8.8    Antitrust Laws.

(a)    Subject to the other terms of this Section 8.8, each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Execution Date. Each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than fifteen (15) Business Days after the Execution Date; (ii) as soon as reasonably practicable submit any other filings required pursuant to any other applicable Antitrust Laws that Buyer in its sole discretion deems necessary, proper and advisable; and (iii) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and other applicable Antitrust Laws with respect to the transactions contemplated as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Fifty percent (50%) of all filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be paid by Buyer and the other fifty percent (50%) of such filing fees shall be paid by the Company.

(b)    Each of the Parties will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the each other in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the Outside Date, the transactions contemplated by this Agreement, in accordance with the terms hereof, including obtaining all necessary approvals, orders, permits or other consents of applicable Governmental Entities and expiration or termination of applicable waiting periods and to avoid any action or proceeding by, any Governmental Entity under any Antitrust Laws, necessary for the consummation of the transactions contemplated by this Agreement. Buyer and the Company will furnish to each other such information and assistance as may be reasonably requested in connection with the foregoing, including by (i) timely furnishing to each other all information reasonably required to be included in such documents; (ii) giving the other Party prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by a Governmental Entity or other Person, in each case, with respect to the Merger, (iii) keeping the other Party informed as to the status of any such request, inquiry, investigation, action or legal proceeding; (iv) promptly providing the other with copies of all written communications to or from any Governmental Entity relating to any filings submitted in connection with the transactions contemplated by this Agreement; (v) responding promptly to and complying with any request for additional information or documentary materials under the HSR Act or other Antitrust Laws; (vi) keeping each other informed of any communication received or given to any Governmental Entity; (vii) consulting with and permitting the other to review in advance, considering in good faith and incorporating the other Party’s reasonable comments in any communication given by it to any Governmental Entity or in connection with any proceeding related to the HSR Act or other competition filing; and (viii) permit the other to attend meetings and video or telephone conferences with any Governmental Entity, unless prohibited by such Governmental Entity, and each of the Parties shall request that the other Party be permitted to attend such meetings if so requested by such other Party; provided that materials required to be provided pursuant to this Section 8.8(b) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address attorney-client or other privilege concerns. Any disclosures or provision of copies by one party to the other pursuant to this Section 8.8(b) may be restricted to outside counsel. Buyer shall devise, control and determine the strategy and timing, if necessary, for obtaining any clearances, approvals or consents under any applicable Antitrust Laws, subject to good faith consultations with the Company.

(c)    Notwithstanding anything to the contrary contained in Section 8.8(a) & (b) or elsewhere in this Agreement: (i) no Party shall have any obligation under this Agreement to (or to cause any of their respective Subsidiaries or Affiliates to): (A) propose, negotiate, agree or commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or license (or similar arrangement) of, or limit such Party’s or any of its Subsidiaries’ or Affiliates’ freedom of action with respect to, any of the businesses, equity securities, product lines or assets of any such Party, any of its Subsidiaries or Affiliates or any of the acquired entities, or otherwise propose, proffer, accept or agree to any other undertaking, requirement, obligation, condition, limitation or restriction on any of the businesses, equity securities, product lines or assets of any such Party, any of its Subsidiaries or Affiliates or any of the acquired entities; (B) commence or contest any Proceeding relating to the transactions contemplated hereby or any of the other transactions contemplated by this Agreement; (C) amend or modify any of their rights or obligations under this Agreement or any other agreement entered into in connection with the transactions contemplated hereby or any of the other transactions contemplated by this Agreement; or (D) directly or indirectly restructure, or commit to restructure, any of the transactions contemplated by this Agreement; and (ii) the Company shall not, and shall ensure that the other acquired entities do not, agree to take any of the actions described in clause “(i)” above without the prior written consent of the Buyer. The Parties have no obligation to litigate with any Governmental Entities or to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the transactions contemplated hereby.

Section 8.9    Requisite Member Consent; Requisite Blocker Consent. The Company shall use reasonable best efforts to cause the Company Unitholder Majority to execute and deliver to the Company and the Buyer the Transaction Support Agreement concurrently with the execution of this Agreement. The Company shall use reasonable best efforts to deliver to the Buyer evidence of the Company Written Consent, and each Blocker shall use reasonable best efforts to deliver to the Buyer evidence of such Blocker’s Blocker Written Consent, in each case, within five (5) Business Days following the date on which the Form S-4 is declared effective under the Securities Act. The Company shall use reasonable best efforts to promptly following the date on which the Form S-4 is declared effective under the Securities Act and prior to the Closing, deliver to the Buyer the approval by each other holder of Company Units of the adoption hereof with respect to all such Company Units owned beneficially and of record by such holder of Company Units.

Section 8.10    Communications; Press Release; SEC Filings.

(a)    None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning the transactions contemplated hereby without the prior written consent of the Buyer, in the case of the Company or the Blockers, or the prior written consent of the Company, in the case of the Buyer or the Merger Subs, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law, including the requirements of any national securities exchange applicable to such Party, (ii) each Company Unitholder, Blocker Owner or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential investors, including limited partners and members (whether current or prospective) in connection with normal fund raising or related marketing or informational or reporting activities, solely to the extent that such disclosures do not constitute material nonpublic information and the recipients are subject to customary obligations of confidentiality, (iii) the Company or the Blockers may make customary disclosures to their respective securityholders solely in connection with soliciting the notices, approvals, waivers or consents of securityholders contemplated by this Agreement (including the Company Written Consent) or as otherwise required by the terms of this Agreement, and (iv) each Party may make disclosures regarding this Agreement and the transactions contemplated hereby to its financial, tax and legal advisors and other representatives who are also subject to an obligation of confidentiality, on a need to know basis in connection with the transactions contemplated hereby.

(b)    As promptly as practicable, and in any event within four (4) Business Days, following the Execution Date, the Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements as required by, and in compliance with, applicable securities Laws (the “Signing Form 8-K”), and the Buyer and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, the Buyer will make available to the Company a draft of the Signing Form 8-K and the press release and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c)    As promptly as reasonably practicable after the date of this Agreement, the Buyer shall, in consultation with the Company, prepare, and the Buyer shall file, with the SEC a Form S-4, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of (i) soliciting proxies from the Buyer Shareholders to vote at the Buyer Shareholder Meeting in favor of the Buyer Shareholder Voting Matters and (ii) registering the shares of Buyer Capital Stock to be issued in the Mergers under the Securities Act. Each Party shall use its reasonable best efforts to cause the Form S-4 to comply with the rules and regulations promulgated by the SEC, to respond as promptly as practicable to any comments of the SEC or its staff and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Mergers. Each Party shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4. The Buyer shall file an amendment to the Form S-4 containing a definitive proxy statement/final prospectus with the SEC and cause the definitive proxy statement/final prospectus to be mailed to its shareholders of record, as of the record date to be established by the Buyer Board, as promptly as practicable after, but in any event within five (5) Business Days of, the SEC declaring the Form S-4 effective.

(d)    Prior to filing with the SEC, the Buyer will make available to the Company drafts of the Form S-4 and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Buyer will advise the Company promptly after it receives notice thereof, of (i) the time when the Form S-4 has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Form S-4; (iv) any request by the SEC for amendment of the Form S-4; (v) any comments, written or oral, from the SEC relating to the Form S-4 and responses thereto; and (vi) requests by the SEC for additional information in connection with the Form S-4, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between the Buyer or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4. In consultation with the Company, the Buyer shall promptly respond to any comments of the SEC on the Form S-4, and the Parties shall use their respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and Securities Exchange Act as soon after filing as practicable.

(e)    The Parties shall ensure that none of the information supplied by it or them or on its or their behalf, respectively, for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at each time at which it is amended, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the proxy statement contained in the Form S-4 will, at the date it is first mailed to the Buyer Shareholders and at the time of the Buyer Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Buyer Shareholder Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4, so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 8.10(d), the Buyer shall promptly file (and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the Buyer Shareholders such amendment or supplement to the Form S-4 containing such information.

(f)    The Parties acknowledge that a substantial portion of the Form S-4 and certain other forms, reports and other filings required to be made by the Buyer under the Securities Act and Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional Buyer Filings”) shall include disclosure regarding the Blockers and the Group Companies and the business of the Blockers and the Group Companies and the management, operations and financial condition of the Blockers and the Group Companies. Accordingly, the Blockers and the Company shall use reasonable best efforts to, as promptly as reasonably practicable, provide the Buyer with all information concerning the Blocker Owners, the Company Equityholders, the Blockers, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, Additional Buyer Filings or any other Buyer SEC Filing. The Blockers and the Company shall use reasonable best efforts to make, and the Company shall cause the Group Companies to use reasonable best efforts to make, available to the Buyer and its counsel, auditors and other representatives of the Blockers or Group Companies, as applicable, in connection with the drafting of the Form S-4, Additional Buyer Filings and any other Buyer SEC Filing and responding in a timely manner to comments thereto from the SEC, and all information concerning the Blockers and the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, such Additional Buyer Filing or other Buyer SEC Filing; provided, that, for the avoidance of doubt, neither the Company nor any Blocker shall have the right to terminate this Agreement pursuant to Article XII if the Form S-4 does not become effective as a result of the Company’s or a Blocker’s failure to provide information or make available the representatives as required by this Section 8.10(f). The Buyer shall use reasonable best efforts to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Blockers and the Company shall reasonably cooperate in connection therewith.

(g)    At least five (5) days prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(h)    The Company shall use reasonable best efforts to provide to the Buyer as promptly as practicable after the Execution Date (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) unaudited consolidated financial statements of the Company and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the six (6) month period ended June 30, 2021 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form S-4 and/or the Closing Form 8-K (including pro forma financial information); (iv) all selected financial data of the Group Companies required by Item 301 of Regulation S-K of the Securities Exchange Act, as necessary for inclusion in the Form S-4 and Closing Form 8-K; and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information).

Section 8.11    Buyer Shareholder Meeting. The Buyer, acting through the Buyer Board, shall take all actions in accordance with applicable Law, the Buyer’s Governing Documents and the rules of Nasdaq to duly call, give notice of, convene and promptly hold the Buyer Shareholder Meeting for the purpose of considering and voting upon the Buyer Shareholder Voting Matters, which meeting shall be held not more than twenty-five (25) days after the date on which the Buyer completes the mailing of the definitive proxy statement/final prospectus to the Buyer Shareholders pursuant to Section 8.10(c). The Buyer Board shall recommend adoption of this Agreement and approval of the Buyer Shareholder Voting Matters and include such recommendation in the Form S-4, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the Buyer Board nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company or the Blockers, the recommendation of the Buyer Board that the Buyer Shareholders vote in favor of the approval of the Buyer Shareholder Voting Matters. Unless this Agreement has been duly terminated in accordance with the terms herein, the Buyer shall take all reasonable lawful action to solicit from the Buyer Shareholders proxies in favor of the proposal to adopt this Agreement and approve the Buyer Shareholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Buyer Shareholders that are required by the rules of Nasdaq. Notwithstanding anything to the contrary contained in this Agreement, the Buyer may (and in the case of the following clause (ii), at the reasonable request of the Company, shall) adjourn or postpone the Buyer Shareholder Meeting: (i) to the extent necessary to ensure that any legally required supplement or amendment to the Form S-4 is provided to the Buyer Shareholders and (ii), in each case, for one period of no longer than 15 calendar days, (x) if as of the time for which the Buyer Shareholder Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient voting Equity Interests of the Buyer represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Shareholder Meeting or (y) in order to solicit additional proxies from the Buyer Shareholders for purposes of obtaining approval of the Buyer Shareholder Voting Matters; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Buyer Shareholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.12    Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, if the Closing occurs: (i) any unpaid expenses of the Company incurred in connection with the transactions contemplated hereby will be paid out of the Trust Account, and (ii) any expenses of the Buyer incurred with the transaction contemplated hereby will be paid or reimbursed out of the Trust Account and/or borne by the Surviving Company.

Section 8.13    Directors’ and Officers’ Indemnification.

(a)    From and after the Effective Time, the Buyer shall cause the Group Companies to indemnify and hold harmless (including through advancement of expenses in connection with the defense of any Proceeding) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Execution Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Execution Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, the Buyer shall cause each of the Group Companies to (i) maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(b)    Tail Policy.

(i)    For a period of six (6) years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii)    At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Group Company’s and the Buyer’s fiduciary policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall the Buyer be required to expend on the premium thereof in excess of three hundred percent (300%) of the annual premium currently payable by the Company with respect to such current policy (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The Indemnified Persons are intended third party beneficiaries of this Section 8.13.

Section 8.14    Directors. The Buyer shall take all necessary action to cause:

(a)    the Buyer Board as of immediately following the Closing to consist of the Persons, and in the classes, set forth in the Registration Rights Agreement;

(b)    the compensation committee, the audit committee and the nominating committee of the Buyer Board immediately after the Closing, subject to applicable listing rules of Nasdaq and applicable Laws to be comprised of directors designated by the Company in writing prior to the time at which the Form S-4 is declared effective under the Securities Act; and

(c)    the initial officers of the Buyer to be as set forth on Section 8.14 of the Company Disclosure Schedule, who shall serve in such capacity in accordance with the terms of the Buyer Organizational Documents following the Closing.

Section 8.15    Subscription Agreements; Permitted Financing; Redemptions.

(a)    Subscription Agreements. The Buyer may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. If the Buyer is required to consummate the Closing hereunder, the Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to the Buyer in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; and (iv) without limiting the Company’s rights to enforce the Subscription Agreements, enforce the Buyer’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable Equity Financing Sources fund the amounts set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, the Buyer shall give the Company prompt (and, in any event, within one (1) Business Day) written notice: (A) of any request from a PIPE Investor for any amendment to its Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or other amendment permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any PIPE Investor under its Subscription Agreement; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any PIPE Investor under its Subscription Agreement or any related agreement. If reasonably requested by the Company, the Buyer shall, to the extent it has such rights under the Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of the Subscription Agreement by any PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Investment set forth in the Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Investment, (ii) subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the PIPE Investment, the Company also waives any such breach to the extent the Company is a third party beneficiary of the provision that was so breached, and (iii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such Subscription Agreement with respect to such waiver.

(b)    Permitted Equity Financing.

(i)    During the Pre-Closing Period, the Buyer may execute Permitted Equity Subscription Agreements that would constitute a Permitted Equity Financing; provided that, (i) each Permitted Equity Subscription Agreement shall be in substantially the form of the Subscription Agreement, (ii) no such Permitted Equity Subscription Agreement shall provide for a purchase price of Buyer Class A Common Stock at a price per share of less than ten dollars ($10.00) per share (including of any discounts, rebates, equity kicker or promote), (iii) all the Permitted Equity Subscription Agreements shall not in the aggregate provide for the issuance of Buyer Class A Common Stock in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of one hundred million dollars ($100,000,000), (iv) no such Permitted Equity Financing Subscription Agreement shall provide for the issuance of any security other than Buyer Class A Common Stock, and (v) Buyer shall not enter into any other Contract (other than the Permitted Equity Subscription Agreement), with respect to the Permitted Equity Financing, including, with respect to the registration under the Securities Act or other rights with respect to the Permitted Equity Financing. Buyer will provide the Company with at least three (3) Business Days’ written notice prior to the execution of each Permitted Equity Subscription Agreement, and shall consider, in good faith, any comments of the Company as to the identity of the counterparty of each Permitted Equity Subscription Agreement.

(ii)    Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 12.1, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate, at Buyer’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by the Buyer, including by (i) upon reasonable prior notice and during normal business hours, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, (iii) providing the Financial Statements and such other financial information regarding the Group Companies readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (iv) otherwise reasonably cooperating in the Buyer’s efforts to obtain Permitted Equity Financing; provided, that (A) none of (x) the Company Equityholders, the Blockers, the Company, any other member of the Group Companies or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Permitted Equity Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense, (B) nothing in this Section 8.15(b) shall require such cooperation to the extent it could unreasonably interfere with the business of any Group Company, or conflict with or violate any applicable Law or Contract, or require any Company Equityholder, Blocker, or Group Company to breach, waive or amend any terms of this Agreement, and (C) no Company Equityholder, Blocker or any of their respective Affiliates or representatives or agents shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing.

(iii)    At the Closing, the Buyer shall be permitted to consummate the Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Subscription Agreements, solely to the extent necessary to fund Buyer Share Redemptions, or if such Buyer Share Redemptions are funded from the Trust Amount, to fund the payment obligations of the Buyer in accordance with Article III hereof (including as Available Closing Date Equity), or otherwise with the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(c)    Backstop of Redemptions. In the event of any Buyer Share Redemptions requiring payments from the Trust Account, the Buyer shall exercise its rights to consummate the Permitted Equity Financing in accordance with the terms and conditions of the Permitted Equity Subscription Agreements and apply the Permitted Equity Financing Proceeds to fund such Buyer Share Redemptions, or if such Buyer Share Redemptions are funded from the Trust Amount, to fund the payment obligations of the Buyer in accordance with Article III hereof (including as Available Closing Date Equity), solely to the extent necessary to cause the condition to Closing set forth in Section 11.3(c) to be satisfied, or otherwise with the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 8.16    Affiliate Obligations. On or before the Closing Date, except for this Agreement and any Ancillary Agreements, (i) each Blocker shall take all actions necessary to cause all Liabilities and obligations of such Blocker under any Blocker Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of such Blocker or the Buyer and (ii) the Company shall use commercially reasonable efforts to terminate the Contracts set forth on Schedule 8.16 of the Company Disclosure Schedule to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company or the Buyer.

Section 8.17    No Buyer Stock Transactions. During the Pre-Closing Period, except as otherwise explicitly contemplated hereby, neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 8.18    Buyer Written Consent. Within one (1) day of the Execution Date, the Buyer, as the sole stockholder of each Merger Sub, shall deliver to the Company a written consent for each of the foregoing, evidencing the approval of this Agreement and the applicable Mergers by each Merger Sub.

Section 8.19    Section 16 Matters. Prior to the Closing, the Buyer Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Buyer Capital Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Buyer following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.20    Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Buyer, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Buyer, Buyer or Merger Subs or any of their respective representatives (in their capacity as a representative of an Buyer) or, in the case of the Company, any Group Company, any Blocker or any of their respective representatives (in their capacity as a representative of a Group Company or a Blocker, as applicable). The Buyer and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) Buyer or any of its respective representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company or any Blocker or any of their respective representatives settle or compromise any Transaction Litigation without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

Section 8.21    Exclusivity.

(a)    From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, the Blockers and their respective controlled Affiliates and the Company shall not, and shall cause their Subsidiaries, and shall use their reasonable best efforts to cause their other Affiliates and respective representatives not to, directly or indirectly, (a) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to the Blockers or any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Blockers or any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b)    From the Execution Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, the Buyer, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from the Buyer, the Sponsor, any Person or group of Persons other than the Company and the Company Equityholders that may constitute, or would reasonably be expected to lead to, a Buyer Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Buyer Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (d) approve, endorse or recommend any Buyer Competing Transaction; or (e) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

Section 8.22    Additional Blocker Parties. The Parties acknowledge and agree that certain Company Unitholders that are corporate entities may not have executed and delivered this Agreement as of the Execution Date (such Person, a “Non-Party Blocker”). In the event that any Non-Party Blocker delivers, with the consent of the Company, prior to the Closing, a joinder to this Agreement, in form and substance reasonably acceptable to Buyer and Company, (a) then, with the consent of the Company, such Non-Party Blocker shall be a “Blocker” and a “Party” and shall be fully bound by, and subject to, all covenants, terms, conditions, obligations and provisions of this Agreement applicable to a “Party,” “Non-Party Blocker” and a “Blocker” and shall be fully entitled to all rights and interests under this Agreement applicable to “Party,” “Non-Party Blocker” and a “Blocker”, and (b) Buyer shall form a wholly owned subsidiary (a “Non-Party Blocker Merger Sub”) for purposes of consummating the applicable Blocker Merger with such Non-Party Blocker, and Buyer shall cause such Non-Party Blocker Merger Sub to deliver a joinder to this Agreement, in form and substance reasonably acceptable to the Company, and such Non-Party Blocker Merger Sub shall be fully bound by, and subject to, all covenants, terms, conditions, obligations and provisions of this Agreement applicable to a “Buyer Party,” “Party” and a “Merger Sub.” Prior to the Closing, each Non-Party Blocker that is not a corporation duly organized and validly existing under the Laws of the State of Delaware (a “Delaware Corporation”) shall cause itself to become a Delaware Corporation and shall provide Buyer with an IRS Form W-9 properly indicating such status, prior to the consummation of the applicable Non-Party Blocker Merger to which it is a party. Upon the Company’s reasonable request, each Non-Party Blocker shall execute and deliver, or cause to be executed and delivered, all further documents and instruments, and take all actions, in each case, as may be reasonably necessary to consummate and make effective the transactions contemplated hereby, including the applicable Non-Party Blocker Merger to which such Non-Party Blocker is a party.

Section 8.23    Forfeiture of Shares. Prior to the Closing, Buyer shall cause Sponsor to forfeit 1,500,000 shares of Buyer Class B Common Stock held by Sponsor, and such shares of Buyer Capital Stock shall be cancelled, cease to exist and shall no longer be outstanding.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.1    [Reserved].

ARTICLE X

TAX MATTERS

Section 10.1    Certain Tax Matters.

(a)    Preparation of Tax Returns. Each Tax Return with respect to Pass-Through Income Taxes of each Group Company for any taxable period ending on or including the Closing Date (i) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall be made with such election, and (ii) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method.

(b)    For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i)    in the case of income Taxes imposed on any Group Company (or the Buyer or any of its Affiliates as a result of its direct or indirect ownership of a Group Company) or Blocker as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends as of the end of the day on the Closing Date and closed its books), such Taxes shall be treated as Taxes of a Group Company for a Pre-Closing Tax Period;

(ii)    in the case of income Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clause (i) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology; provided that for purposes of this clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on based on the amount of such item for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and

(iii)    all Transaction Tax Deductions will, in each case, be allocated and attributable to a Pre-Closing Tax Period, to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

(c)    Following the Closing, the Blocker Owners shall (and shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Blockers relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Blocker Owner shall furnish the Company with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes of the Blocker.

(d)    The Buyer shall cause the Company and Blockers, as applicable, to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company Equityholders, the Blocker Owners, the Company, the Blockers and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(e)    The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local income Tax purposes, they intend that (i) the exchange of Company Units for cash, Buyer Class V Voting Stock and certain rights under the Tax Receivable Agreement pursuant to the Company Merger (A) be treated as a taxable sale as of the Closing Date of Company Units by the Company Equityholders (other than Blockers) to the Buyer and a purchase of such Company Units by the Buyer from such Company Equityholders (the “Sale”), in exchange for such amounts, and allocated as between such Company Equityholders, as set forth in the Allocation Schedule in a transaction described in Section 741 of the Code (and any similar applicable state or local provisions of Tax Law) and (B) give rise to an adjustment to the Buyer’s basis in the direct and indirect assets of the Company pursuant to Section 743 of the Code (and, in each case, any equivalent adjustments for applicable state and local income Tax purposes), (ii) the contribution by the Buyer of the Buyer Contribution Amount contemplated by Section 2.4(c) be treated as a contribution of such amount to the Company in exchange for Company Units governed by Section 721 of the Code (and any similar applicable state or local provisions of Tax Law), (iii) each Blocker Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iv) this Agreement be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 368 of the Code with respect to each of the reorganizations described in clause (iii) (collectively, the “Intended Tax Treatment”), and (v) each of the Buyer Parties, the Group Companies, the Buyer, the Blockers, the Company Equityholders or the Blocker Owners shall use commercially reasonable efforts not to take any action that would reasonably be expected to cause any Blocker Merger to fail to qualify for the Intended Tax Treatment. The Parties agree that the value allocated to each share of Buyer Class V Voting Stock shall be par value, and shall report consistently with such determination for U.S. federal income Tax purposes (and any similar provision of state or local Law), unless otherwise required by a Tax Authority in connection with an audit or other similar proceeding. Within 30 days following the Closing Date, Buyer shall deliver the Section 743 notification to the Company in accordance with Treasury Regulations Section 1.743-1(k)(2).

(f)    The Company will prepare (i) an allocation statement allocating the Distributed Cash Amount and any other amounts treated as consideration for U.S. federal income Tax purposes (A) among the equity interests of each Blocker and the Company Units acquired by Buyer pursuant to the Sale and (B) with respect to the amount allocated to the Company Units pursuant to clause (A), among the assets of the Company and the Company Subsidiaries that are classified as partnerships or entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with Sections 743, 755 and 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Schedule 10.1(f) (the “Allocation”) and (ii) a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Company and the Company Subsidiaries that are classified as partnerships or entities that are disregarded as separate from the Company for U.S. federal income Tax purposes on the Closing Date and the amount of the liabilities of the Company and such Company Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”).

(g)    Except as otherwise required by a “determination” within the meaning of Section 1313 of the Code, the Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; and (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(h)    With respect to any audit, examination or other Proceeding of any Group Company for any Pre-Closing Tax Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available, the Company Equityholders and the Company shall, or shall cause their respective applicable Affiliates to, timely make, and to the extent required, fully cooperate with the Buyer and the Company to make, all such available elections in accordance with applicable Laws. The Company Equityholders and the Company shall, and shall cause their respective applicable Affiliates to, comply with all applicable Laws with respect to the making and implementation of any such election.

(i)    Each applicable Blocker Owner shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes with respect to a Blocker. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Tax Returns or Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF PARTIES

Section 11.1    Conditions to the Obligations of Each Party.

(a)    The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(i)    Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(ii)    No Orders or Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the transactions contemplated hereby, including the Mergers, illegal or otherwise enjoining or prohibiting consummation of the transactions contemplated hereby, including the Mergers.

(iii)    Required Vote. The Required Vote shall have been obtained in accordance with the DGCL, the Buyer’s Governing Documents and the rules and regulations of Nasdaq.

(iv)    Company Written Consent. The Company Written Consent shall have been obtained.

(v)    Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(vi)    Buyer Net Tangible Assets. The Buyer shall have at least $5,000,001 of net tangible assets following the exercise of the Buyer Share Redemption in accordance with the Buyer Governing Documents.

(b)    The obligation of each Party to consummate each Blocker Merger is subject to the Blocker Written Consent with respect to such Blocker having been obtained; provided, that if the Blocker Written Consent for any Blocker Merger has not been obtained, such Blocker Merger shall be deemed a Failed Blocker Merger pursuant to Section 2.2(a).

Section 11.2    Conditions to the Obligations of the Buyer Parties.

(a)    The obligations of the Buyer and the other Buyer Parties to consummate the transactions to be performed by the Buyer in connection with the Closing (other than the Blocker Mergers) is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)    Representations and Warranties.

(A)    The representations and warranties of the Group Companies set forth in Article IV hereof (other than the Company Fundamental Representations) without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and

(B)    The Company Fundamental Representations without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein (other than in the case of Section 4.5), shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)    Performance and Obligations of the Company. The respective covenants and agreements of the Company to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(iii)    Company Material Adverse Effect. Since the Execution Date, there has been no Company Material Adverse Effect that is continuing.

(iv)    Officers Certificate. The Company shall have delivered to the Buyer a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), dated as of the Closing Date, certifying that the conditions set forth in Section 11.2(a)(i)-(iii) have been satisfied with respect to the Company.

(v)    Ancillary Agreements. The Company shall have delivered to the Buyer a counterpart signature page to the Company A&R LLCA, duly executed by the Company.

(b)    The obligations of the Buyer and the other Buyer Parties to consummate each Blocker Merger is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)    Representations and Warranties. The representations and warranties of the Blocker party to such Blocker Merger set forth in Article V hereof, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, have not had and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Blocker’s ability to consummate the Blocker Merger.

(ii)    Performance and Obligations of the Blocker. The respective covenants and agreements of the Blocker party to such Blocker Merger to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(iii)    The Blocker party to such Blocker Merger shall have delivered to the Buyer a duly executed certificate from an authorized Person of the Blocker dated as of the Closing Date (a “Blocker Bring-Down Certificate”), certifying that the conditions set forth in Section 11.2(b)(i) and (ii) have been satisfied with respect to such Blocker.

Section 11.3    Conditions to the Obligations of the Blockers and the Company. The obligation of the Blockers and the Company to consummate the transactions to be performed by the Blockers and the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a)    Representations and Warranties.

(i)    The representations and warranties of the Buyer set forth in Article VI (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, have not had and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

(ii)    The Buyer Fundamental Representations in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(b)    Performance and Obligations of the Buyer. The covenants and agreements of the Buyer Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)    Minimum Cash Amount. The Available Closing Date Equity shall be equal to or greater than the Minimum Cash Amount.

(d)    Officers Certificate. The Buyer shall deliver to the Company, a duly executed certificate from a director or an officer of the Buyer (the “Buyer Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 11.3(a), Section 11.3(b) and Section 11.3(c) have been satisfied.

(e)    Listing. The shares of Buyer Class A Common Stock to be issued in connection with the transactions contemplated hereby, including (i) in the Blocker Mergers and (ii) upon exchange, pursuant to the Company A&R LLCA, of all New Common Units issued in the Company Merger, shall have been approved for listing on Nasdaq.

(f)    Ancillary Agreements. The Buyer shall have delivered to the Company counterpart signature pages to the Company A&R LLCA and the Tax Receivable Agreement duly executed by the Buyer, and counterpart signature pages to the Registration Rights Agreement duly executed by the Buyer, and the Sponsor.

(g)    Board Composition. As of immediately following the Closing, the Buyer Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 8.14.

(h)    Sponsor Side Letter. The Sponsor Side Letter shall be in full force and effect and no Sponsor shall be in breach thereof or shall have failed to perform thereunder.

(i)    Buyer Governing Documents. The Buyer Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and the Buyer shall have adopted the Buyer Bylaws.

(j)    Buyer Share Redemption. The Buyer Share Redemptions shall have been completed in accordance with the terms hereof, the applicable Buyer Governing Documents, the Trust Agreement and the Form S-4.

(k)    Trust Account. The Buyer shall have made all necessary and appropriate arrangements with the Trustee to have all of the remaining funds from the Trust Account available to the Surviving Company immediately following the Closing.

Section 11.4    Frustration of Closing Conditions. None of the Blockers, the Company or the Buyer may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s breach of its obligations under this Agreement.

Section 11.5    Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article XI that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE XII

TERMINATION

Section 12.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a)    by the mutual written consent of the Company and the Buyer;

(b)    by either the Company or the Buyer by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Order or other action;

(c)    by either the Company or the Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before 11:59 PM (pacific time) on December 30, 2021 (the “Outside Date”); provided, that if the conditions to Closing set forth in Section 11.1(a)(i), Section 11.1(a)(iii), or Section 11.1(a)(v) have not been satisfied by the Outside Date, the Company may, upon written notice to Buyer prior to the Outside Date, extend the Outside Date for an additional 90 days; provided, further, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to any Party whose material breach of its representations, warranties, covenants or agreements under this Agreement has been a proximate cause of the failure of the Closing to occur on or before such date;

(d)    by the Company, if the Buyer or any Merger Sub breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s and Blocker’s obligations to consummate the transactions set forth in Section 11.3(a) or Section 11.3(b) hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e)    by the Buyer, if the Company breaches in any material respect any of its representations or warranties contained herein or the Company breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Buyer’s and Merger Subs’ obligations to consummate the transactions set forth in Section 11.2(a)(i), or Section 11.2(a)(ii) hereof not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by the Buyer, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after the delivery of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(e) shall not be available to the Buyer if the Buyer or any Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained herein; provided, that if any Blocker breaches in any material respect any of its representations or warranties contained herein or any Blocker breaches or fails to perform in any material respect any of its covenants contained herein, the Blocker Merger applicable to such Blocker shall be deemed a Failed Blocker Merger pursuant to Section 2.2(a);

(f)    by either the Company or the Buyer, if the Required Vote is not obtained at the Buyer Shareholders Meeting (including any adjournment or recess of the meeting); or

(g)    by Buyer if the Company Written Consent shall not have been obtained and delivered to Buyer on or prior to 11:59 PM (pacific time) on the fifth (5th) Business Day following the date that the Form S-4 becomes effective; provided, however, that the termination rights under this Section 12.1(g) shall expire and the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.1(g) upon such time as the Company delivers the Company Written Consent to Buyer.

Section 12.2    Effect of Termination. Except for a termination pursuant to Section 12.1(a), any termination of this Agreement pursuant to Section 12.1 will be effective (subject to the cure periods (if any) provided above) immediately upon the delivery of a valid written notice of the terminating Party to each of the other Parties hereto. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 8.10, Section 8.12, this Section 12.2 and Article XIII hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful Breach of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1    Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by the Buyer and the Company. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 13.2    Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by e-mail, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 13.2, notices, demands and communications to the Company and the Buyer shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the Buyer Parties: Thayer Ventures Acquisition Corporation 25852 McBean Parkway, Suite 508 Valencia, CA 91355 Attention: Mark E. Farrell Email: mark@thayerventures.com	with a copy to (which shall not constitute notice): Cooley LLP 1299 Pennsylvania Avenue, NW, Suite 700 Washington, DC 20004-2400 Attention: Daniel Peale Email: dpeale@cooley.com

Notices to the Blockers and to the Company: Inspirato LLC 1544 Wazee Street Denver, CO 80202 Attention: Brent Handler Brad Handler James Hnat	with copies to (which shall not constitute notice): Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304-1050 Attention: Tony Jeffries Email: tjeffries@wsgr.com
and
Email: brent@inspirato.com
brad@inspirato.com jhnat@inspirato.com	Wilson Sonsini Goodrich & Rosati One Market Plaza, Spear Tower, Suite 3300 San Francisco, CA 94105 Attention: Ethan Lutske E-mail: elutske@wsgr.com

Notices to the Surviving Company and, following the Closing, the Buyer:	with copies to (which shall not constitute notice):
Wilson Sonsini Goodrich & Rosati
Inspirato LLC 1544 Wazee Street Denver, CO 80202 Attention: Brent Handler	650 Page Mill Road Palo Alto, CA 94304-1050 Attention: Tony Jeffries Email: tjeffries@wsgr.com
Brad Handler
James Hnat	and

Email: brent@inspirato.com brad@inspirato.com jhnat@inspirato.com	Wilson Sonsini Goodrich & Rosati One Market Plaza, Spear Tower, Suite 3300 San Francisco, CA 94105 Attention: Ethan Lutske E-mail: elutske@wsgr.com

Section 13.3    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 13.3 shall be null and void.

Section 13.4    Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 13.5    Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to the Preamble or to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Passport” online data site hosted by Intralinks, Inc. at https://services.intralinks.com for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the Buyer’s representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article IV and Article V, at least one (1) Business Day prior to the Execution Date.

Section 13.6    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 13.7    Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING

CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to the Superior Court of the State of Delaware or the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 13.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 13.8    Non-Survival. None of the representations, warranties, covenants or agreements set forth herein or in any certificate delivered pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, which shall survive until thirty (30) days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 13.9    Trust Account Waiver. Each of the Company and each Blocker acknowledge that the Buyer has established the Trust Account for the benefit of its public Buyer Shareholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and each Blocker, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Buyer Shareholders upon the redemption of their shares and (ii) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among the Buyer and the Company or the Company’s Equityholders and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided that nothing in this Section 13.9 shall limit any right to specifically enforce this Agreement pursuant to Section 13.11. The Company and each Blocker agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to induce the Buyer to enter into this Agreement, and the Company and each Blocker further intend and understand such waiver to be valid, binding and enforceable against the Company and each Blocker and each of their respective Affiliates and Persons that they have the authority to bind under applicable Law. To the extent that the Company or any Blocker or any of their respective Affiliates or Persons that they have the authority to bind commences any Proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer or its representatives, the Company and each Blocker hereby acknowledge and agree that their respective and their respective Affiliates’ sole remedy shall be against assets of the Buyer not in the Trust Account and that such claim shall not permit the Company or any Blocker or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. Notwithstanding the foregoing, nothing in this Section 13.9 shall serve to limit or prohibit (i) the Company’s, each Blocker’s, any Company Equityholder’s or any Company Optionholder’s right to pursue a claim against the Buyer for legal relief against assets held outside the Trust Account or pursuant to Section 13.11 for specific performance or other non-monetary relief, or (ii) any claims that the Company, any Blocker, any Company Equityholder or any Company Optionholder may have in the future against the Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than the Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.

Section 13.10    Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 13.11    Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 13.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 13.12    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 8.13).

Section 13.13    Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion (x) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, (y) represent a determination that such item or matter did not arise in the Ordinary Course of Business or (z) be deemed or interpreted to expand the scope of the Company’s or the Buyer’s representations and warranties, obligations, covenants, conditions or agreements contained herein or in the Agreements, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. The inclusion of any item or information in the Schedules shall not be deemed an admission of any fact, circumstance, liability or obligation to any third party. Moreover, in disclosing the information in the Schedules, each of the Buyer, the Company and any Blocker expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 13.14    No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties under this Agreement of or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.

Section 13.15    Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of Buyer Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Buyer Capital Stock will be appropriately adjusted to provide to the Blocker Owners and the Company Equityholders and the Buyer Shareholders the same economic effect as contemplated hereby prior to such event.

* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER:

Thayer Ventures Acquisition Corporation

By:	/s/ Mark E. Farrell

Name: Mark E. Farrell
Title: Co-Chief Executive Officer

BLOCKER MERGER SUBS:

Passport Merger Sub I Inc.

By:	/s/ Mark E. Farrell

Name: Mark E. Farrell
Title: President

Passport Merger Sub II Inc.

By:	/s/ Mark E. Farrell

Name: Mark E. Farrell
Title: President

Passport Merger Sub III Inc.

By:	/s/ Mark E. Farrell

Name: Mark E. Farrell
Title: President

COMPANY MERGER SUB:

Passport Company Merger Sub, LLC

By:	/s/ Mark E. Farrell

Name: Mark E. Farrell
Title: Manager

[Signature Page to Business Combination Agreement]

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

By:	/s/ Brent Handler
Name:	Brent Handler
Title:	Founder and Chief Executive Officer

[Signature Page to Business Combination Agreement]

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

W CAPITAL PARTNERS III IBC, INC.

By:	/s/ Stephen Wertheimer

Name: Stephen Wertheimer
Title: Managing Director

[Signature Page to Business Combination Agreement]

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

INSPIRATO GROUP, INC.

By:	/s/ Todd Chaffee

Name: Todd Chaffee
Title: Managing Director

[Signature Page to Business Combination Agreement]

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

KPCB INVESTMENT I, INC.

By:	/s/ Ted Schlein

Name: Ted Schlein
Title: President

[Signature Page to Business Combination Agreement]